Exhibit 2.2
EXECUTION COPY
SEPARATION AGREEMENT
among
THE PROCTER & GAMBLE COMPANY,
THE WIMBLE COMPANY
and
DIAMOND FOODS, INC.
dated as of
April 5, 2011

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TABLE OF CONTENTS
(continued)
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TABLE OF CONTENTS
(continued)
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SCHEDULES

Schedule 1.5(a)(i)	Wimbledon Personal Property
Schedule 1.5(a)(iii)	Wimbledon Facilities
Schedule 1.5(a)(iv)	Wimbledon Entity Interests
Schedule 1.5(a)(v)	Wimbledon Contracts
Schedule 1.5(a)(vi)	Wimbledon Governmental Approvals
Schedule 1.5(a)(vii)	Wimbledon Intellectual Property
Schedule 1.5(a)(x)	Wimbledon Software
Schedule 1.5(a)(xii)	Wimbledon Litigation
Schedule 1.5(a)(xiii)	Parent Assets
Schedule 1.5(a)(xiv)	Snacks Business Pension Plans
Schedule 1.5(b)(i)	Excluded Assets
Schedule 1.5(b)(ii)	Excluded IP Assets
Schedule 1.6(a)(v)	Wimbledon Liabilities
Schedule 2.2(a)(iv)	Resignations of Parent Designees
Schedule 2.2(b)(ii)	Resignations of Wimbledon Designees
Schedule 3.2(b)	Ancillary Agreements
Schedule 4.11(b)	Certain Non-U.S. Employee Vehicles
Schedule 5.1	Identification of Employees
Schedule 5.3(a)	Employment Matters, plus Annex A (Severance Terms)
Schedule 5.3(e)	Expatriate and Localized Employees, plus Annex A
Schedule 5.3(f)	International Retirement Arrangement Exceptions
Schedule 8.1	Outsourcing Agreements

EXHIBITS

Exhibit A	Tax Matters Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Facilities Agreement
Exhibit D	Split Agreement
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SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is dated as of April 5, 2011 among The Procter & Gamble Company, an Ohio corporation (“Parent”), The Wimble Company, a Delaware corporation and presently a wholly owned Subsidiary of Parent (“Wimbledon”), and Diamond Foods, Inc., a Delaware corporation (“Acquiror”).
RECITALS
     1. Parent is engaged, directly and indirectly, in the Snacks Business;
     2. Parent has determined that it would be appropriate and desirable to separate the Snacks Business from Parent and to divest the Snacks Business in the manner contemplated by the Transaction Agreement, dated the date hereof (the “Transaction Agreement”), among Parent, Acquiror and the other parties thereto;
     3. Parent has caused Wimbledon to be formed in order to facilitate such separation and divestiture;
     4. Parent currently owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Wimbledon (the “Wimbledon Common Stock”);
     5. Parent and Wimbledon have each determined that, subject to the terms and conditions herein, it would be appropriate and desirable for Parent and certain of its Subsidiaries to, directly or indirectly, Convey to Wimbledon and/or the Wimbledon Entities, as applicable, certain Assets of the Snacks Business in exchange for (i) the assumption by Wimbledon and/or the Wimbledon Entities, as applicable, of certain Liabilities of the Snacks Business, (ii) Parent’s receipt of shares of Wimbledon Common Stock, and (iii) Parent Group’s receipt of the Recapitalization Amount as specifically described in the Transaction Agreement;
     6. Parent and Wimbledon intend that the Wimbledon Transfer and Distribution should qualify as a “reorganization” under Section 368(a) of the Code;
     7. Pursuant to the Transaction Agreement, immediately after the Distribution, Wimbledon will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity, and Wimbledon Common Stock will be converted into the right to receive shares of common stock of Acquiror on the terms and subject to the conditions of the Transaction Agreement;
     8. The Parties intend that the execution of this Agreement and the Transaction Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code;
     9. Pursuant to the plan of reorganization and as soon as practicable following the Distribution Date, Parent will effect the Parent Cash Distribution to Parent’s creditors in retirement of outstanding Parent indebtedness in the manner described in the Transaction Agreement;
     10. Parent and Acquiror are simultaneously entering into the Split Agreement to effect the physical and legal separation of the Mechelen Site in connection with the transactions contemplated by this Agreement and the Transaction Agreement; and
     11. The Parties intend in this Agreement to set forth the principal arrangements among them regarding the Wimbledon Transfer.
     Accordingly, the Parties agree as follows:
I. TRANSFER OF THE SNACKS BUSINESS
     1.1 Transfer of Assets. Except as provided in Section 1.8(b), effective as of the Business Transfer Time, Parent will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Wimbledon, or a Wimbledon Entity, and Wimbledon will accept from Parent, or the applicable Subsidiary of Parent, and will cause the applicable Wimbledon Entity to accept, all of Parent’s and its applicable Subsidiaries’ respective right, title and interest in and to all Wimbledon Assets (other than any Wimbledon Assets that are already held as of the Business Transfer Time by Wimbledon or a Wimbledon Entity, which Wimbledon Asset will continue to be held by Wimbledon or such Wimbledon Entity).
     1.2 Assumption of Liabilities. Effective as of the Business Transfer Time, Parent will Convey (or will cause any applicable Subsidiary to Convey) to Wimbledon or a Wimbledon Entity, and Wimbledon will assume, perform and fulfill when due and, to the extent applicable, comply with, or will cause any applicable Wimbledon Entity to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the Wimbledon Liabilities, in accordance with their respective terms (other than any Wimbledon Liability that as of the Business Transfer Time is already a Liability of Wimbledon or a Wimbledon Entity, which Wimbledon Liability will continue to be a Liability of Wimbledon or such Wimbledon Entity). As between members of the Parent Group, on the one hand, and members of the Wimbledon Group, on the other hand, the members of the Wimbledon Group will be solely responsible for all Wimbledon Liabilities, on a joint and several basis.
     1.3 Transfer of Excluded Assets; Excluded Liabilities. Subject to Section 1.8(b), prior to the Business Transfer Time, (a) Parent will cause any applicable Wimbledon Entity to Convey to Parent or a Subsidiary of Parent any Excluded Assets that it owns, leases or has any right to use, and Parent will accept from such member of the Wimbledon Group, and will cause an applicable Subsidiary of Parent to accept, all such respective right, title and interest in and to any and all of such Excluded Assets and (b) Parent will cause any applicable Wimbledon Entity to Convey any Excluded Liability for which it is otherwise responsible to Parent or a Subsidiary of Parent, and Parent will assume, perform and fulfill when due, and to the extent applicable, comply with, or will cause the applicable Subsidiary of Parent to assume, perform and fulfill when due, and to the extent applicable, comply with, any and all of such Excluded Liabilities.
     1.4 Misallocated Transfers. In the event that, at any time from and after the Business Transfer Time, either Party (or any member of the Parent Group or the Wimbledon Group, as applicable) discovers that it or its Affiliates is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or is liable for any Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Business Transfer Time), such Party will promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party will cause such entitled Person to accept such Asset or assume such Liability). Prior to any such transfer, such Asset will be held in accordance with Section 1.8.
     1.5 Wimbledon Assets. (a) For purposes of this Agreement, “Wimbledon Assets” will mean, in each case to the extent existing and owned or held immediately prior to the Business Transfer Time by Parent or any of its Subsidiaries, the following Assets:
     (i) (A) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture and office equipment located at the Wimbledon Facilities and the equipment exclusively used in the Snacks Business located at the pilot plant at the Winton Hill Business Center; (B) computers, PDAs and similar equipment provided by the Parent Group in connection with a Continuing Employee’s performance of services; (C) motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property exclusively used or held for exclusive use in the Snacks Business, which includes the items listed in Schedule 1.5(a)(i) that Parent will provide to Acquiror within 90 days prior to the first day of the range of 2011 Target Dates;
     (ii) all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products exclusively used or held for exclusive use in the Snacks Business (the “Wimbledon Inventory”);
     (iii) all Real Property Interests in the facilities listed in Schedule 1.5(a)(iii) (the “Wimbledon Facilities”);
     (iv) all issued and outstanding capital stock or other equity interests of the Subsidiaries of Parent listed in Schedule 1.5(a)(iv), including any entities that may be designated as Wimbledon Entities pursuant to Section 4.13 (such capital stock or other equity interests, the

“Wimbledon Entity Interests”, and such Subsidiaries, the “Wimbledon Entities”);
     (v) all interests, rights, claims and benefits of Parent and any of its Subsidiaries pursuant to and associated with all Wimbledon Contracts;
     (vi) all of the Governmental Approvals issued or granted to Parent or any of its Subsidiaries and exclusively used or held for exclusive use in the Snacks Business, which Governmental Approvals will be listed in Schedule 1.5(a)(vi) that Parent will provide to Acquiror within 60 days following the date of this Agreement (the “Wimbledon Governmental Approvals”);
     (vii) all Intellectual Property and all UPC, EAN and similar codes exclusively used or held for exclusive use in the Snacks Business, including the Intellectual Property listed in Schedule 1.5(a)(vii) and goodwill related thereto and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing (the “Included IP Assets);
     (viii) (A) all business and employment records exclusively related to the Snacks Business, including the corporate minute books and related stock records of the members of the Wimbledon Group, (B) all of the separate financial and Tax records of the members of the Wimbledon Group that do not form part of the general ledger of Parent or any of its Affiliate (other than the members of the Wimbledon Group), and (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, market and market share data owned by Parent, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, that are exclusively related to the Snacks Business (collectively, the “Wimbledon Books and Records”); provided, however, that (x) none of clauses (A), (B) or (C) will include Intellectual Property in any such records, writings or other materials (which is the subject of clause (vii), above), (y) Parent will be entitled to retain a copy of the Wimbledon Books and Records, which will be subject to the provisions of Section 4.3(a), and (z) neither clause (A) nor (C) will be deemed to include any books, records or other items or portions thereof (1) with respect to which it is not reasonably practicable to identify and extract the portion thereof exclusively related to the Snacks Business from the portions thereof that relate to businesses of Parent other than the Snacks Business, (2) that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Parent’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law, (3) that relate to performance ratings or assessments of employees of Parent and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data (other than individual bonus opportunities based on target bonus as a percentage of base salary)), unless such records are required to be transferred to Wimbledon under applicable Law, or (4) that relate to any employees that are not Continuing Employees;
     (ix) the benefits of all prepaid expenses (other than allocated expenses), including prepaid leases and prepaid rentals, in each case arising exclusively out of the operation or conduct of the Snacks Business;
     (x) all software owned, licensed or held by Parent or its Subsidiaries for exclusive use in the Snacks Business, which software will be listed in Schedule 1.5(a)(x) that Parent will provide to Acquiror within 90 days following the date of this Agreement (the “Wimbledon Software”);
     (xi) all goodwill of the Snacks Business;
     (xii) all rights to causes of action, lawsuits, judgments, claims, counterclaims and demands exclusively related to the Snacks Business, which rights will be listed in Schedule 1.5(a)(xii) that Parent will provide to Acquiror within 60 days following the date of this Agreement;
     (xiii) the Assets of Parent and its Affiliates identified on Schedule 1.5(a)(xiii);
     (xiv) all Assets in respect of Continuing Employees under the Snacks Business Pension Plans (as defined in Schedule 1.5(a)(xiv)), determined in accordance with Schedule 1.5(a)(xiv) (the “Snacks Business Pension Plan Assets”);
     (xv) the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of the Snacks Business and rights to enforce the Intellectual Property assignment provisions of any invention assignment Contract to the extent related to the development of Intellectual Property of the Snacks Business;
     (xvi) all rights of the Wimbledon Group under this Agreement and the Transaction Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith; and

     (xvii) any and all other Assets owned or held immediately prior to the Business Transfer Time by Parent or any of its Subsidiaries that are exclusively used in or related to, the Snacks Business.
A single Asset may fall within more than one of clauses (i)-(xv) in this Section 1.5(a); such fact does not imply that (x) such Asset must be Conveyed more than once or (y) that any duplication of such Asset is required. The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another.
        (b) Notwithstanding Section 1.6(a), the Wimbledon Assets will not in any event include any of the following Assets (the “Excluded Assets”):
     (i) the Assets listed or described on Schedule 1.5(b)(i);
     (ii) the Excluded IP Assets;
     (iii) Assets in respect of any and all Compensation And Benefit Plans and all other compensation and benefit plans sponsored by the Parent Group, other than the Snacks Business Pension Plan Assets;
     (iv) all third-party accounts receivable of Parent and its Affiliates;
     (v) all cash and cash equivalents (including investments and securities but excluding any capital stock or other equity interest in any member of the Wimbledon Group) and all bank or other deposit accounts of Parent and its Affiliates;
     (vi) other than any Asset specifically listed or described in Section 1.5(a) or the Schedules thereto, any and all Assets of Parent or its Affiliates that are not exclusively used, held for exclusive use in, or exclusively related to, the Snacks Business;
     (vii) any tangible property located at any owned or leased property of Parent and its Affiliates that is not a Wimbledon Facility, unless such Asset is exclusively used, held for exclusive use in, or exclusively related to, the Snacks Business;
     (viii) any furniture or office equipment other than (A) computers, PDAs and similar equipment provided by the Parent Group in connection with a Continuing Employee’s performance of services or (B) furniture and office equipment at the Wimbledon Facilities;
     (ix) all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Parent, its Affiliates or any member of the Wimbledon Group against a party other than Acquiror or its Affiliates that do not exclusively relate to the Snacks Business;

     (x) all financial and Tax records relating to the Snacks Business that form part of the general ledger of Parent or any of its Affiliates (other than the members of the Wimbledon Group), any working papers of Parent’s auditors, and any other Tax records (including accounting records) of Parent or any of its Affiliates (other than the members of the Wimbledon Group);
     (xi) all rights to insurance policies or practices of Parent and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies;
     (xii) other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to confidential information of the Snacks Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of the Snacks Business, including (A) bids received from third parties and analyses relating to such transactions and (B) confidential communications with legal counsel representing Parent or its Affiliates and the right to assert the attorney-client privilege with respect thereto;
     (xiii) all rights of Parent or its Affiliates (other than members of the Wimbledon Group) under this Agreement, the Transaction Agreement or any Ancillary Agreement;
     (xiv) all software owned or used by Parent and its Affiliates (other than the Wimbledon Software and any software licensed under the Wimbledon Contracts); and
     (xv) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Parent or any other member of the Parent Group.
The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in the Agreement or any Ancillary Agreements, neither Wimbledon nor any of its Subsidiaries will acquire or be permitted to retain any right, title or interest in any Excluded Assets through the Conveyance of the Wimbledon Entity Interests, and that if any of the Wimbledon Entities owns, leases or has the right to use any such Excluded Assets, such Excluded Assets will be Conveyed to Parent as contemplated by Section 1.3.
        (c) Any Assets of any member of the Parent Group not included in any of the clauses in Section 1.5(a) above are Excluded Assets and no Excluded Assets will be Wimbledon Assets. For the avoidance of doubt, all right, title and interest in and to the Excluded IP Assets are expressly retained by the Parent Group in all respects.
     1.6 Wimbledon Liabilities. (a) For the purposes of this Agreement, “Wimbledon Liabilities” will mean each of the following, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by Parent, Wimbledon, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates:
     (i) all Liabilities of Parent and its Affiliates (including the members of the Wimbledon Group) to the extent arising exclusively out of, exclusively relating to or otherwise exclusively in respect of, the ownership or use of the Wimbledon Assets or the operation or the conduct of the Wimbledon Business, whether before, at or after the Business Transfer Time;
     (ii) all Liabilities relating to or arising out of any Environmental Conditions arising out of operations at any of the Wimbledon Facilities (which, for purposes of this Section 1.6(a)(ii), will be deemed to include the Mechelen Facility), or otherwise existing on, under, about or in the vicinity of any of the Wimbledon Facilities (including any release of Hazardous Materials occurring before, at or after the Business Transfer Time that has migrated, is migrating or in the future migrates to any of the Wimbledon Facilities and Environmental Conditions at any third-party site to the extent Liability arises from Hazardous Materials generated at any Wimbledon Facility) or any violation of, or remediation or other requirements under, any Environmental Law as a result of the operation of any of the Wimbledon Facilities, except, in the case of the Mechelen Facility, any such Liabilities: (a) that arise exclusively from the operation of Parent’s fabric care business will be an Excluded Liability; (b) that arise exclusively from the operation of the Snacks Business will be a Wimbledon Liability; and (c) that are determined to arise from both the operation of Parent’s fabric care business and the Snacks Business will be allocated proportionately between Parent and Wimbledon;
     (iii) all Liabilities reflected as Liabilities of the Snacks Business on the Wimbledon Balance Sheet, except to the extent that such Liabilities were discharged subsequent to the date of the Wimbledon Balance Sheet and prior to the Business Transfer Time, and all Liabilities of Parent or its Subsidiaries that arise after the date of the Wimbledon Balance Sheet that would be reflected in the combined balance sheet of the Snacks Business as of the Business Transfer Time if such balance sheet was prepared using the same accounting principles and policies under which the Wimbledon Balance Sheet was prepared;

     (iv) all Liabilities under the Wimbledon Credit Facility; and
     (v) the Liabilities listed or described on Schedule 1.6(a)(v) and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Wimbledon or any other member of the Wimbledon Group, and, except for Excluded Liabilities, all Liabilities of Wimbledon or any other member of the Wimbledon Group under this Agreement or any of the Ancillary Agreements, including Liabilities in respect of Continuing Employees under the Snacks Business Pension Plans as contemplated by Schedule 1.5(a)(xiv), but excluding all other Liabilities under the Snacks Business Pension Plans (including Liabilities in respect of persons other than Continuing Employees).
A single Liability may fall within more than one of clauses (i)-(v) in this Section 1.6(a); such fact does not imply that (x) such Liability must be Conveyed more than once or (y) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.
        (b) Notwithstanding the foregoing, the Wimbledon Liabilities will not in any event include any of the following Liabilities (the “Excluded Liabilities”):
     (i) all Liabilities of a member of the Parent Group to the extent relating to, arising out of, resulting from or otherwise in respect of, the ownership or use of the Excluded Assets other than in the operation or conduct of the Wimbledon Business, whether before, at or after the Business Transfer Time;
     (ii) all Liabilities (including reporting and withholding and other related Taxes) under Compensation And Benefit Plans other than Liabilities in respect of Continuing Employees under the Snacks Business Pension Plans as contemplated by Schedule 1.5(a)(xiv);
     (iii) all Liabilities under Intercompany Accounts; and
     (iv) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, and all Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements.
The Parties acknowledge and agree that neither Wimbledon nor any other member of the Wimbledon Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the Wimbledon Entity Interests, and that if any of the Wimbledon Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Parent as contemplated by Section 1.3; provided, however, that, for the avoidance of doubt, nothing herein will be construed as eliminating, reducing or otherwise altering any of Acquiror’s or its Affiliates’ respective obligations with respect to the Continuing Employees under Article V.
        (c) Any Liabilities of any member of the Parent Group not included in any of the clauses in Section 1.6(a) above are Excluded Liabilities and no Excluded Liabilities will be Wimbledon Liabilities.
     1.7 Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) Except as set forth in Section 1.7(b), Wimbledon, on behalf of itself and each other member of the Wimbledon Group, on the one hand, and Parent, on behalf of itself and each other member of the Parent Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing, between or among Wimbledon or any member of the Wimbledon Group, on the one hand, and Parent or any member of the Parent Group, on the other hand, effective as of the Business Transfer Time; provided, however, that the Wimbledon Group may borrow money under the Wimbledon Credit Documents up to the amount of the Recapitalization Amount if necessary or desirable to (i) terminate any such Contracts as contemplated by this Section 1.7(a) or (ii) net or settle Intercompany Accounts as contemplated by Section 1.7(c). No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
        (b) The provisions of Section 1.7(a) will not apply to any of the following Contracts (or to any of the provisions thereof):
     (i) this Agreement, the Transaction Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);
     (ii) any Contracts to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Wimbledon Assets or Wimbledon Liabilities, they will be Conveyed pursuant to Sections 1.1 or 1.2 or allocated pursuant to Section 1.7(c)); and
     (iii) any other Contracts that this Agreement, the Transaction Agreement or any Ancillary Agreement expressly contemplates will survive the Business Transfer Time.
        (c) All of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between Wimbledon or any Wimbledon Entity, on the one hand, and Parent or any of its Subsidiaries (other than Wimbledon and the

Wimbledon Entities), on the other hand, in existence as of immediately prior to the Business Transfer Time (collectively, the “Intercompany Accounts”) will be netted against each other, and the balance will be, without further action, contributed to the equity of Wimbledon or distributed to Parent, as the case may be, such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.
     1.8 Governmental Approvals and Third-Party Consents. (a) Obtaining Consents. To the extent that the consummation of the Wimbledon Transfer requires any third-party Governmental Approvals or Consents, the Parties will, prior to the Closing and for a reasonable period not to exceed one year thereafter, use their respective best efforts to obtain such Consents or Governmental Approvals, subject to the limitations set forth in this Section 1.8; provided, however, that Parent will not be required to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Consent, except and only to the extent that Acquiror agrees to reimburse and make whole Parent to Parent’s reasonable satisfaction for any payment or other accommodation made by Parent at Acquiror’s request. For the avoidance of doubt, the required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide the Services (as defined in the TSA) will be governed by Section 7.4 of the TSA and (ii) to seek Governmental Approvals pursuant to the HSR Act and any other antitrust Laws and the Acquiror Stockholder Approval will be governed by the Transaction Agreement.
          (b) Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the valid, complete and perfected Conveyance to the Wimbledon Group of any Wimbledon Assets or to the Parent Group of any Excluded Asset would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Wimbledon Transfer that has not been obtained at the Business Transfer Time, then, notwithstanding any other provision hereof, the Conveyance to the Wimbledon Group of such Wimbledon Assets or to the Parent Group of such Excluded Asset will automatically be deferred and no Conveyance will occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained (except that Parent or Acquiror may elect to require the immediate Conveyance of any Wimbledon Asset or Excluded Asset notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained; provided, however, that (x) if Acquiror so elects to require the immediate Conveyance of any such Wimbledon Asset or Excluded Asset, any Liabilities arising from such Conveyance will be deemed to be Wimbledon Liabilities, (y) if Parent so elects to require the immediate Conveyance of any such Wimbledon Asset or Excluded Asset, any Liabilities arising from such Conveyance will be deemed to be Excluded Liabilities, and (z) if Acquiror and Parent jointly agree to immediately Convey such Wimbledon Asset or Excluded Asset, any Liabilities arising from such Conveyance will be shared evenly between Wimbledon and Parent and, notwithstanding any provision in Section 3.5 to the contrary, the defense of any Third-Party Claim relating thereto will be jointly managed by Wimbledon and Parent). Notwithstanding the foregoing, any such Asset will still be considered a Wimbledon Asset or Excluded Asset, as applicable, and the Person retaining such Asset will thereafter hold such Asset in trust for the benefit, insofar as reasonably possible (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions), of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. The Parties will use their commercially reasonable efforts to develop and implement arrangements to place the Person entitled to receive such Asset, insofar as reasonably possible, in the same position as if such Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such Asset, are to inure from and after the Business Transfer Time. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Asset pursuant to this Section 1.8(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Asset pursuant to this Section 1.8(b) are obtained, the transfer of the applicable Asset will be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 1.8(b) will terminate on the two-year anniversary of the Business Transfer Time.
     1.9 No Representation Or Warranty. Each of Acquiror and Wimbledon acknowledges that neither Parent nor any member of the Parent Group makes any express or implied representation or warranty herein as to any matter whatsoever, including any representation or warranty with respect to: (a) the value of any Wimbledon Asset or the amount of any Wimbledon Liability, (b) the freedom from any Security Interest of any Wimbledon Asset, (c) the absence of defenses or freedom from counterclaims with respect to any claim to be Conveyed to Wimbledon or held by a member of the Wimbledon Group, or (d) any implied warranties of merchantability and fitness for a particular purpose. Acquiror, on its own behalf and on behalf of its respective Subsidiaries and Affiliates (including after the Closing, Wimbledon), further acknowledges that all other warranties that Parent or any member of the Parent Group gave or might have given, or which might be provided or implied by applicable Law or commercial practice, are hereby expressly excluded. All Assets to be transferred to Wimbledon (and all of the Wimbledon Assets held by the Wimbledon Entities) will be transferred and are held “AS IS, WHERE IS” and from and after the Closing Wimbledon will bear the economic and legal risk that any Conveyance will prove to be insufficient to vest in Wimbledon good and marketable title, free and clear of any Security Interest or any necessary Consents or Governmental Approvals that are not obtained or that any requirements of Laws are not complied with. For the avoidance of doubt, this Section 1.9 will not have any effect on any representation or warranty made by Parent or any member of the Parent Group in the Transaction Agreement or any Ancillary Agreement.
     1.10 Waiver of Bulk-Sales Laws. Each of Parent and Wimbledon hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Parent Group or Wimbledon Group, as applicable.

II. COMPLETION OF THE WIMBLEDON TRANSFER
     2.1 Business Transfer Time. Subject to the satisfaction and waiver of the conditions set forth in Article VI, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the Wimbledon Transfer will be 12:01 a.m., Eastern Time, on the anticipated Closing Date (such time, the “Business Transfer Time,” and such date the “Business Transfer Date”).
     2.2 Transfer of the Snacks Business. (a) Agreements to be Delivered by Parent. On the Business Transfer Date, Parent will deliver, or will cause its appropriate Subsidiaries to deliver, to Wimbledon all of the following instruments:
     (i) A Tax Matters Agreement in the form attached hereto as Exhibit A (the “Tax Matters Agreement”), duly executed by the members of the Parent Group party thereto;
     (ii) A Transition Services Agreement in the form attached hereto as Exhibit B (the “TSA”), duly executed by the members of the Parent Group party thereto;
     (iii) All necessary Transfer Documents as described in Sections 2.3 and 2.4;
     (iv) Resignations of each of the individuals who serve as an officer or director of members of the Wimbledon Group in their capacity as such and the resignations of any other Persons that will be employees of any member of the Parent Group after the Business Transfer Time and that are directors or officers of any member of the Wimbledon Group, to the extent requested by Wimbledon; and
     (v) A Facilities Agreement, in the form attached hereto as Exhibit C (the “Facilities Agreement”), duly executed by the members of Parent Group party thereto.
        (b) Agreements to be Delivered by Wimbledon and Acquiror. On the Business Transfer Date, Wimbledon will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Parent all of the following instruments:
     (i) In each case where any member of the Wimbledon Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the Wimbledon Group party thereto; and
     (ii) Resignations of each of the individuals who serve as an officer or director of members of the Parent Group in their capacity as such and the resignations of any other Persons that will be employees of any member of the Wimbledon Group after the Business Transfer Time and that are directors or officers of any member of the Parent Group, to the extent requested by Parent.
     2.3 Transfer of Wimbledon Assets and Assumption of Wimbledon Liabilities. In furtherance of the Conveyance of Wimbledon Assets and Wimbledon Liabilities provided in Section 1.1 and Section 1.2, on the Business Transfer Date (a) Parent will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located), as and to the extent reasonably necessary to evidence the Wimbledon Transfer of all of Parent’s and its Subsidiaries’ (other than Wimbledon and its Subsidiaries) right, title and interest in and to the Wimbledon Assets to Wimbledon and its Subsidiaries (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Parent or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Wimbledon will execute and deliver such assumptions of Contracts and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Wimbledon Liabilities by Wimbledon. All of the foregoing documents contemplated by this Section 2.3 will be referred to collectively herein as the “Parent Transfer Documents.”
     2.4 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.3: (a) Wimbledon will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located) as and to the extent reasonably necessary to evidence the Conveyance of all of Wimbledon’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Parent and its Subsidiaries (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require Wimbledon or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, and in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Parent will execute and deliver such assumptions of Contracts (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Parent. All of the foregoing documents contemplated by this Section 2.4 will be referred to collectively herein as the “Wimbledon Transfer Documents” and, together with the Parent Transfer Documents, the “Transfer Documents.”
III. MUTUAL RELEASES; INDEMNIFICATION
     3.1 Release Of Pre-Business Transfer Time Claims. (a) Wimbledon Release. Except as provided in Section 3.1(c), effective as of the Business Transfer Time, Wimbledon does hereby, for itself and each other member of the Wimbledon Group, and their respective successors and assigns, remise, release and forever discharge the Parent Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement the Wimbledon Transfer.
          (b) Parent Release. Except as provided in Section 3.1(c), effective as of the Business Transfer Time, Parent does hereby, for itself and each other member of the Parent Group, and their respective successors and assigns, remise, release and forever discharge the Wimbledon Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement any of the Wimbledon Transfer.
          (c) No Impairment. Nothing contained in Section 3.1(a) or Section 3.1(b) will limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement, in each case in accordance with its terms, including (i) the obligation of Wimbledon to assume and satisfy the Wimbledon Liabilities, (ii) the obligation of Parent to retain, assume and satisfy the Excluded Liabilities, and (iii) the obligations of Parent and Wimbledon to perform their obligations and indemnify each other under this Agreement and the Ancillary Agreements.
          (d) No Actions as to Released Claims. Neither Wimbledon nor Acquiror will, and each will cause each of their respective Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any member of the Parent Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). Parent will not, and will cause each other member of the Parent Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Wimbledon, Acquiror or any of their respective Affiliates, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).
     3.2 Indemnification By Acquiror and the Wimbledon Group. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, from and after the Closing Date, Acquiror, Wimbledon, and each of the Wimbledon Entities will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Parent Indemnitees from and against, and will reimburse such Parent Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):
          (a) the Wimbledon Liabilities and the Liabilities of the Wimbledon Entities, including the failure of Wimbledon or any other member of the Wimbledon Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;
          (b) any breach by Acquiror, Wimbledon or any other member of the Wimbledon Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements identified on Schedule 3.2(b) subsequent to the Business Transfer Time; and
          (c) any breach by Acquiror or any of its Affiliates of their obligations in respect of the Surviving Transaction Agreement Items.
     3.3 Indemnification By Parent. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, from and after the Closing Date, Parent will, and will cause each other member of the Parent Group to, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Wimbledon Indemnitees from and against, and will reimburse such Wimbledon Indemnitee with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):
          (a) the Excluded Liabilities, including the failure of Parent or any other member of the Parent Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full such Liabilities;
          (b) any breach by Parent or any other member of the Parent Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements identified on Schedule 3.2(b) subsequent to the Business Transfer Time;
          (c) any breach by Parent or any of its Affiliates of their obligations in respect of the Surviving Transaction Agreement Items; and

          (d) any claim made by or in respect of any person employed or formerly employed by Parent or any member of the Parent Group, other than a Continuing Employee, that the employment of such person was required to transfer to the Wimbledon Group by the operation of this Agreement or by operation of Law; provided, however, that nothing herein will be deemed to require Parent to indemnify any Wimbledon Indemnitee for any claims made by or in respect of such person, relating to his or her continued employment with the Wimbledon Group after the Closing Date.
     3.4 Calculation of Indemnity Payments. (a) Insurance. The amount of any Loss for which indemnification is provided under this Article III will be net of any amounts actually recovered by the Indemnitee or its Affiliates under third-party, non-captive insurance policies with respect to such Loss (less the cost to collect the proceeds of such insurance and that amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto). If any Loss related to a claim by an Indemnitee or its Affiliates is covered by one or more third-party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use commercially reasonable efforts to pursue claims against the applicable insurers for coverage of such Loss under such policies. If the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Loss, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss.
          (b) Taxes. In the absence of a Final Determination to the contrary and except for any post-Distribution interest, any amount payable by Wimbledon to Parent under this Agreement will be treated as occurring immediately prior to the Transactions, as an inter-company distribution, and any amount payable by Parent to Wimbledon under this Agreement will be treated as occurring immediately prior to the Transactions, as a contribution to capital. Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Sections 3.2 or 3.3, as applicable, will be (i) decreased to take into account any Tax benefit actually realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee (or an Affiliate thereof) arising from the receipt of the relevant indemnity payment. Any indemnity payment hereunder will initially be made without regard to this Section 3.4(b) and will be reduced or increased to reflect any applicable Tax benefit or Tax cost, as the case may be, within 30 days after the Indemnitee (or an Affiliate thereof) realizes such Tax benefit or incurs such Tax cost by way of a refund, an increase in Taxes or otherwise. In the event of a Final Determination relating to the Indemnitee’s (or an Affiliate’s) incurrence or payment of an indemnified item and/or receipt of an indemnity payment pursuant to this Section 3.4(b), the Indemnitee will, within 30 days of such Final Determination, provide the other party with notice thereof and supporting documentation addressing, in reasonable detail, the amount of any reduction or increase in Taxes of the Indemnitee (or its Affiliate) resulting from such Final

Determination, and the Parties will promptly make any payments necessary to reflect the relevant reduction or increase in Tax liability.
     3.5 Procedures For Defense, Settlement And Indemnification Of Third-Party Claims. (a) Direct Claims. All claims made hereunder by (i) any member of the Parent Group, on the one hand, against Acquiror or any member of the Wimbledon Group, on the other hand, or (ii) by Acquiror or any member of the Wimbledon Group, on the one hand, against any member of the Parent Group, on the other hand (collectively, “Direct Claims”), will be subject to the dispute resolution procedures set forth in Article VII.
          (b) Third-Party Claims. (i) Notice Of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or Acquiror or any of its Affiliates (including after the Closing, the Wimbledon Group) of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 3.5(b)(i) will not relieve the related Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.
               (ii) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 45 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article III, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (A) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages and/or equitable relief (with or without monetary damages) which equitable relief would not reasonably be expected to adversely affect the operations of (x) Parent or its Affiliates, if Acquiror or Wimbledon is the Indemnifying Party, or (y) Acquiror or its Affiliates (including after the Closing, any member of the Wimbledon Group), if Parent is the Indemnifying Party; and (C) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim (the conditions set forth in clauses (A) through (C) are, collectively, the

“Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of such claims, the Indemnifying Party may elect to agree to be fully responsible for only the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims, provided that the other Litigation Conditions set forth in clauses (A) and (B) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 3.5(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 3.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses thereafter incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.
          (c) Without limiting any provision of this Section 3.5, each of the Parties will reasonably cooperate, and will cause each of its respective Affiliates to reasonably cooperate, with each other in the defense of any claim that the Snacks Business infringes Intellectual Property of any third Person, and no Party will knowingly acknowledge, or permit any member of its respective Group to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner as to which such Party has actual knowledge that so doing will be materially inconsistent with the defense of such infringement, validity or similar claim or challenge except as required by Law. For the avoidance of doubt, nothing herein will preclude truthful testimony by Parent or any of its representatives or employees, and such truthful testimony will not be deemed a breach hereof.

          (d) In the event Acquiror promptly notifies Parent in writing that Parent or one of its Affiliates has challenged the validity of any Intellectual Property of the Snacks Business, Parent will withdraw or cause such challenge to be withdrawn within five Business Days following receipt of such written notice from Acquiror.
     3.6 Additional Matters. (a) Cooperation In Defense And Settlement. With respect to any Third-Party Claim for which Acquiror or Wimbledon, on the one hand, and Parent, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.
          (b) Certain Actions. Notwithstanding anything to the contrary set forth in Section 3.5, Parent may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Business Transfer Time which relate to or arise out of the Snacks Business, the Wimbledon Assets or the Wimbledon Liabilities and as to which a member of the Parent Group is also named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Snacks Business, the Wimbledon Assets or the Wimbledon Liabilities); provided, however, that, (i) Parent will defend such Actions in good faith, (ii) Parent will reasonably consult with Wimbledon on a regular basis with respect to strategy and developments with respect to any such Action, (iii) Wimbledon will have the right to participate in (but not control) the defense of such Action, and (iv) Parent must obtain the written consent of Wimbledon, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require any member of the Wimbledon Group to abandon its rights, business practices or incur any Liabilities with respect thereto. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Parent and Wimbledon will agree upon a reasonable allocation to Wimbledon and Wimbledon will be responsible for or receive, as the case may be, Wimbledon’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Wimbledon Business, the Wimbledon Assets or the Wimbledon Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same; provided, however, if the Parties are unable to agree, such allocation will be determined by Parent acting reasonably.
          (c) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article III will not be affected.
          (d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
          (e) Not Applicable to Taxes. Except for Section 3.4(b) and as otherwise specifically provided herein, this Agreement, including Section 1.6(a), will not apply to Taxes (which are covered by the Tax Matters Agreement).
     3.7 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of a Party with respect to any and all claims relating to this Agreement, the Wimbledon Business, the Wimbledon Assets, the Wimbledon Liabilities, the Wimbledon Entities or the transactions contemplated by this Agreement or the Transaction Agreement (other than claims of, or causes of action arising from, actual fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement and the Transaction Agreement to the extent permitted hereunder and thereunder) will be pursuant to the indemnification provisions set forth in this Article III. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article III and other than claims of, or causes of action arising from, actual fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement and the Transaction Agreement to the extent permitted hereunder and thereunder) that such Party or its Affiliates may have against the other Party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws (including with respect to environmental matters generally, or any matters under CERCLA specifically) and arising out of the transactions contemplated by this Agreement and the Transaction Agreement.
IV. ADDITIONAL AGREEMENTS
     4.1 Further Assurances. Subject to the limitations of Section 1.9 and, for the avoidance of doubt, subject to the limitations set forth in Section 4.03 of the Transaction Agreement:
          (a) In addition to the actions specifically provided for elsewhere in this Agreement, the Transaction Agreement or in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and will cause their respective

Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, at and after the Business Transfer Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.
          (b) Without limiting the generality of Section 4.1(a), where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party will use commercially reasonable efforts to cause such third Parties to provide such cooperation. If any Affiliate of Parent or Wimbledon is not a party to this Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Affiliate to be a party hereto or thereto to carry out the purpose hereof or thereof, then Parent or Wimbledon, as applicable, will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party.
     4.2 Agreement For Exchange of Information. (a) (i) Generally. Except as otherwise provided in the TSA, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Business Transfer Time and until the sixth anniversary of the Business Transfer Time, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Parent and Wimbledon agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 4.2.
               (ii) Acquiror will provide to Parent such Information as Parent may from time to time reasonably request in order to prepare Parent’s financial statements and satisfy its public reporting obligations, including such information as Parent may reasonably request and is known or reasonably available upon due inquiry to Acquiror with respect to Wimbledon Liabilities for which Parent is directly or contingently liable. For the avoidance of doubt, Information with respect to the category of such Liabilities and the annual future payments over the minimum contract term and any renewal terms will be deemed reasonable requests by Parent.
          (b) Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 4.2 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 4.2 and that is transferred or sold to a third party or otherwise disposed of in accordance with Section 4.2(c), unless required by Law to retain such materials.

          (c) Record Retention. Each Party agrees to use its commercially reasonable efforts to retain all Information that relates to the operations of the Snacks Business in its respective possession or control at the Business Transfer Time in accordance with their respective then existing document retention policies, as such policies may be amended from time to time.
          (d) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 4.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.
          (e) Compensation for Providing Information. The Party requesting Information will reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.
          (f) Production of Witnesses; Records; Cooperation. (i) After the Business Transfer Time, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.
               (ii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and will otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

               (iii) Without limiting the foregoing, the Parties will cooperate and consult to the extent reasonably necessary with respect to Third-Party Claims.
               (iv) The obligation of the Parties to provide witnesses pursuant to this Section 4.2 is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.
          (g) Restrictions. Except as expressly provided in this Agreement or the Ancillary Agreements, no Party or member of such Party’s Group hereunder grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.
     4.3 Privileged Matters. (a) The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Snacks Business or the Non-Wimbledon Business, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 4.3. With respect to Privileged Information of Parent, Parent will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and neither Acquiror nor Wimbledon will take any action (or permit any member of its Group to take action) without the prior written consent of Parent that could result in any waiver of any Privilege that could be asserted by Parent or any member of its Group under applicable Law and this Agreement. With respect to Privileged Information of Wimbledon arising after the Business Transfer Time, Wimbledon will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Parent will take no action (nor permit any member of its Group to take action) without the prior written consent of Wimbledon that could result in any waiver of any Privilege that could be asserted by Wimbledon or any member of its Group under applicable Law and this Agreement. The rights and obligations created by this Section 4.3 will apply to all Information as to which a Party or its respective Groups would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the Wimbledon Transfer (“Privileged Information”).
          (b) Privileged Information of Parent and its Group includes (i) any and all Information regarding the Non-Wimbledon Business and the Parent Group (other than Information exclusively relating to the Snacks Business ), whether or not such Information (other than Wimbledon Information) is in the possession of Acquiror, Wimbledon or any Affiliate thereof, (ii) all communications subject to a Privilege between counsel for Parent (including any person who, at the time of the communication, was an employee of Parent or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of Acquiror, Wimbledon or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Parent, regardless of whether such employee is or becomes an employee of Acquiror, Wimbledon or any Affiliate thereof, and (iii) all

Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Parent or its Group generated, received or arising prior to the Business Transfer Time.
          (c) Privileged Information of Wimbledon and its Group includes (i) any and all Information exclusively relating to the Wimbledon Business, Wimbledon and the Wimbledon Group (including Acquiror and its Affiliates (“Wimbledon Information”)), whether or not it is in the possession of Parent or any member of its Group, (ii) all communications subject to a Privilege occurring after the Wimbledon Transfer between counsel for the Wimbledon Business (including in-house counsel and former in-house counsel who are employees of Parent) and any person who, at the time of the communication, was an employee of Wimbledon, any member of its Group or the Wimbledon Business regardless of whether such employee was, is or becomes an employee of Parent or any of its Subsidiaries, and (iii) all Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Wimbledon or its Group generated, received or arising after the Business Transfer Time.
          (d) Upon receipt by Parent, Acquiror or Wimbledon, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Parent, Acquiror or Wimbledon, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Parent, Acquiror or Wimbledon, as the case may be, receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Parent, Acquiror or Wimbledon, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 4.3 or otherwise to prevent the production or disclosure of Privileged Information. Parent, Acquiror or Wimbledon, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third party any of the other Party’s Privileged Information under this Section 4.3 unless (i) the other has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.
          (e) Parent’s transfer of books and records pertaining to the Wimbledon Business and other Information to Wimbledon, Parent’s agreement to permit Acquiror or Wimbledon to obtain Information existing prior to the Wimbledon Transfer, Wimbledon’s transfer of books and records pertaining to Parent, if any, and other Information and Wimbledon’s agreement to permit Parent to obtain Information existing prior to the Wimbledon Transfer are made in reliance on Parent’s, Acquiror’s and Wimbledon’s respective agreements, as set forth in Section 4.2 and this Section 4.3, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Parent, Acquiror or Wimbledon, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Sections 4.2 and the disclosure to Acquiror, Wimbledon and Parent of Privileged Information relating to the Wimbledon Business or the Non-Wimbledon Business pursuant to this Agreement in connection with the Wimbledon Transfer will not be asserted by Parent, Acquiror or Wimbledon to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 4.3 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Parent, Acquiror and Wimbledon in, or the obligations imposed upon Parent, Acquiror and Wimbledon by, this Section 4.3.
     4.4 Non-Solicitation; No Hiring. (a) Each of Acquiror and Wimbledon agrees that for a period of 12 months from the Business Transfer Date, it will not, and will cause each of its Affiliates not to, without obtaining the prior written consent of Parent, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any employees of any member of the Parent Group as of the Business Transfer Date; provided, however, that (i) neither Acquiror nor any member of the Wimbledon Group will be deemed to have solicited any such person who is an employee of the Parent Group and responds to any general media advertisement or job posting placed by or on behalf of Acquiror, Wimbledon or any of their Affiliates or such person is contacted by an employment search firm engaged by Acquiror or a member of the Wimbledon Group that is not specifically directed to solicit persons employed by the Parent Group and such contact is initiated without the involvement or knowledge of a Senior Executive of Acquiror, Wimbledon or any of their respective Subsidiaries, and (ii) Acquiror and any member of the Wimbledon Group may solicit and hire any such person who has been terminated by the relevant member of the Parent Group or has been given notice of such termination, in either case, prior to any direct or indirect solicitation by or on behalf of Acquiror, Wimbledon or any of their Affiliates.
          (b) Parent agrees that for a period of 12 months from the Business Transfer Date, Parent will not, and will cause each other member of the Parent Group not to, without obtaining the prior written consent of Wimbledon, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any Continuing Employee (after giving effect to any employee transfers contemplated in this Agreement); provided, however, that (i) no member of the Parent Group will be deemed to have solicited any such person who is an employee of the Wimbledon Group and responds to any general media advertisement or job posting placed by on behalf of Parent or any member of the Parent Group or such person is contacted by an employment search firm engaged by Parent or a member of the Parent Group that is not specifically directed to solicit persons employed by Acquiror or the Wimbledon Group and such contact is initiated without the involvement or knowledge of a Senior Executive of Parent, Parent Group or any of their respective Subsidiaries, and (ii) any member of the Parent Group may solicit and hire any such person who has been terminated by the relevant member of the Wimbledon Group or has been given notice of such termination, in either case, prior to any direct or indirect solicitation by any member of the Parent Group.

     4.5 Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) involved in notarization, authentication, legalization and/or consularization of the signatures of any of the representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property. Wimbledon will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property to any member of the Wimbledon Group with any Governmental Authorities as may be necessary or appropriate.
     4.6 Use of Parent Names and Marks. (a) “Parent Names and Marks” means all Trademarks that were used in the Snacks Business but are not Wimbledon Assets, including the names and marks “Procter & Gamble” and “P & G” (in any style or design), and any Trademark derived from, confusingly similar to or including any of the foregoing. Subject to the terms and conditions of this Section 4.6, Parent, on behalf of itself and its Affiliates as necessary, grants to the Wimbledon Entities a limited, non-transferable, non-exclusive royalty-free license to use the Parent Names and Marks solely in the manner and for the duration specified in this Section 4.6. Except as expressly provided in this Section 4.6, Parent reserves for itself and its Affiliates all rights in the Parent Names and Marks, and no other rights therein are granted to any Wimbledon Entity, member of the Acquiror Group, or any of their respective Affiliates, whether by implication, estoppel or otherwise. All use of the Parent Names and Marks by the Wimbledon Entities shall inure to the benefit of Parent and its Affiliates.
          (b) As soon as practicable following the Closing Date, and in any event within six months of the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, (i) change the name of any Wimbledon Entity whose name includes any Parent Names and Marks to a name that does not include any of the Parent Names and Marks and (ii) remove all Parent Names and Marks from any internet or other electronic communications vehicles, including internet domain names and from the content of any internet websites within the Wimbledon Assets, and remove all links to any internet domains of Parent or any of its Affiliates from any of the foregoing.
          (c) In each applicable jurisdiction, as soon as practicable following the Closing Date, and in any event within nine months of the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify all Parent Names and Marks from or destroy any packaging bearing any of the Parent Names and Marks. Notwithstanding the foregoing, in each jurisdiction, Wimbledon Entities may continue to sell existing inventories of finished goods included in the Wimbledon Assets packaged in packaging bearing the Parent Names and Marks until the expiration of the applicable shelf lives of such products; provided, however, that Acquiror and its Affiliates use their commercially reasonable efforts to sell such existing inventories prior to the sale of subsequently manufactured or packaged products.
          (d) In each applicable jurisdiction, as soon as practicable following the Closing Date, and in any event within nine months of the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, (i) remove or irreversibly cover or modify all Parent Names and Marks from or destroy any product literature, store displays and similar materials bearing any of the Parent Names and Marks.
          (e) For all other uses of the Parent Names and Marks not specifically identified in Sections 4.6(b) — (d) (e.g., signage, business cards and stationary), for up to 90 days after the Closing Date, in each applicable jurisdiction the Wimbledon Entities may continue to use the Parent Names and Trademarks on the same materials and in substantially the same manner as used by the Snacks Business during the 90-day period preceding the Closing. In each applicable jurisdiction, as soon as practicable following the Closing Date, and in any event within 90 days after the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify all Parent Names and Marks from or destroy any such other materials bearing any of the Parent Names and Marks.
          (f) In no event will any of the Wimbledon Entities use, and the Acquiror will, and will cause the other members of the Acquiror Group to not use, any of the Parent Names and Marks after the Closing in any manner or for any purpose different from the use of such Parent Names and Marks by the Snacks Business during the 90-day period preceding the Closing. Without limiting the foregoing, all products sold using any Parent Name or Mark will be of high quality, consistent in nature and quality with such products as sold by the Snacks Business in the 90-day period preceding Closing. Parent reserves the right to reasonably inspect and audit the Wimbledon Entities’ quality control of the products sold bearing and uses of a Parent Name or Mark and other compliance with the terms of the license granted under this Section 4.6.
          (g) The license granted under this Section 4.6 may be terminated by written notice if the Acquiror or any Wimbledon Entity is in material breach of any provision hereof that remains uncured for more than 10 days after written notice thereof from Parent. Upon such termination of the license granted hereunder for any reason, the Acquiror will not use, and will cause the other members of the Acquiror Group to not use, any of the Parent Names and Marks.
     4.7 Removal of Tangible Assets. (a) Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible Wimbledon Assets that are located at any facilities of any member of the Parent Group that are not Wimbledon Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Wimbledon’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Parent Group and to not cause damage to such facility, and such member of the Parent Group will provide reasonable access to such facility to effectuate same. Wimbledon will remove any Wimbledon Assets that remain at any such facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.
          (b) Except as may be otherwise provided in the TSA or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the

Wimbledon Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Parent’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Wimbledon Group and to not cause damage to such Wimbledon Facility, and such member of the Wimbledon Group will provide reasonable access to such Wimbledon Facility to effectuate such movement. Parent will remove any Excluded Assets that remain at any such Wimbledon Facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.
     4.8 Works Council Cooperation. (a) Parent and Acquiror will each provide, and will cause each of their Affiliates to provide, and will use their reasonable best efforts to cause each of their respective representatives, including legal, human resources and regulatory, to provide, all cooperation reasonably requested by the other Party in connection with satisfying its own legal obligations, including all notifications and consultation and other processes necessary to effectuate the Transactions (including in connection with the Restructuring Plan), which will include any required notifications and consultation and other processes with respect to any works council, economic committee, union or similar body as required to either (i) obtain an opinion or acknowledgment from any works council, economic committee, union or similar body or (ii) establish that the Parties are permitted to effect the Transactions without such opinion or acknowledgment. Such cooperation will include the provision of any information and consultation required by applicable Law, the terms of any Contract, or as reasonably requested by the other Party. Each of Acquiror and Parent will make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.
          (b) Between signing of this Agreement and the Closing, neither Parent nor any member of the Parent Group (including Wimbledon and its Subsidiaries) will, without the prior written consent of the Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), enter or offer to enter into any agreement with any works council, economic committee, union or similar body which would have the effect of making any changes in the terms and conditions of employment or pension benefits of any of the Continuing Employees.
     4.9 Parent Guarantees. Acquiror acknowledges that in the course of conduct of the Snacks Business, Parent and its Affiliates may have entered into various arrangements in which guarantees, bonds or similar arrangements were issued by Parent or its Affiliates to support or facilitate the Snacks Business. Any such arrangements entered into by Parent and its Affiliates (other than the Wimbledon Entities) are, to the extent related to the Snacks Business, hereinafter referred to as the “Parent Guarantees”. Within 45 calendar days following the date of this Agreement, Parent will deliver a schedule of all such Parent Guarantees to Acquiror. Acquiror acknowledges and agrees that the Parent Guarantees will not continue after the Closing. Acquiror agrees that it will use its reasonable best efforts to obtain or provide replacement guarantees which will be in effect at the Closing and obtain the release of Parent and its Affiliates from any Parent Guarantees.
     4.10 Insurance Matters. From and after the Closing, Acquiror will not, and will cause its Affiliates not to, assert any claim against any insurance policies or practices of Parent and its Affiliates under any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever. Parent will cause each of the Wimbledon Entities, as applicable, to assign to Parent, effective upon Closing, all claims and/or rights to coverage and/or proceeds under insurance policies as described in Section 1.5(b)(xi).
     4.11 Outsourced Items. (a) Outsourced Equipment. Acquiror acknowledges that the Outsourced Equipment is currently leased from the Outsourcing Companies and is not included in the Wimbledon Assets. Prior to the Closing, Acquiror may enter into an agreement with the Outsourcing Companies to purchase the Outsourced Equipment effective as of the Closing (or, as of the expiration of the relevant service under the TSA, in the case of any Outsourced Equipment used to provide such services). As soon as practicable following the Closing (or, following the expiration of the relevant service under the TSA, in the case of any Outsourced Equipment used to provide such services) on the terms and subject to the conditions contemplated by the Outsourcing Agreements (or such other terms and conditions that Acquiror is able to negotiate with Outsourcing Companies), subject to receipt of confirmation from the Outsourcing Companies that Acquiror has purchased the Outsourced Equipment, Parent will make the Outsourced Equipment available to Acquiror. Promptly upon taking possession of any Outsourced Equipment, Acquiror will remove all software from the Outsourced Equipment except for any Intellectual Property to which Acquiror acquires rights pursuant to this Section 4.11(a) and, to the extent of any remaining term for the applicable services, any software the Acquiror is expressly permitted to use pursuant to the TSA.
          (b) Certain Non-U.S. Employee Vehicles. Parent will use its reasonable best efforts to provide Acquiror with Schedule 4.11(b), no later than 30 days prior to the first day of the range of 2011 Target Dates, which will identify any leased motor vehicles then used or held for use by a Continuing Employee where such Continuing Employee is a lessee but lease payments are made (or reimbursed) by Parent or its Affiliates (the “Reimbursed Auto Lease”). Prior to the Closing, Parent and Acquiror will cooperate in good faith with respect to the transfer to Acquiror and its Affiliates of all post-Closing obligations of Parent and its Affiliates under any Reimbursed Auto Lease so that from and after the Closing all Continuing Employees may continue to use any motor vehicles subject to a Reimbursed Auto Lease. Any Parent Guarantees that were issued in connection with any Reimbursed Auto Leases will be subject to the provisions of Section 4.9.
     4.12 Confidentiality. (a) The Parties acknowledge that in connection with the Transactions, the Parties have disclosed to each other Information which the Parties consider proprietary and confidential. The Parties agree that, after the Closing, Information that constitutes a Wimbledon Asset will be Information of Wimbledon not subject to this Section 4.12 and Parent will be deemed to be the Receiving Party of such Information for purposes of Section 4.12(b).
          (b) Each Party receiving Information (the “Receiving Party”) recognizes and acknowledges (1) that Information of the other Party may be commercially valuable proprietary products of such Party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such Party a commercial advantage over its competitors; (2) that the loss of this competitive advantage due to unauthorized disclosure or use of Information of such Party may cause great injury and harm to such Party; and (3) that the restrictions imposed upon the Parties under this Section 4.12 are necessary to protect the secrecy of Information and to prevent the occurrence of such injury and harm. The Parties agree that:
     (i) disclosure of Information will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the Party from whom such Information was obtained (the “Disclosing Party”), disclose, divulge or permit any unauthorized Person to obtain any Information disclosed by the Disclosing Party (whether or not such Information is in written or tangible form);
     (ii) the Receiving Party will take such steps as may be reasonably necessary to prevent the disclosure of Information to others; and
     (iii) the Receiving Party will use the Information only in connection with the Transactions unless otherwise authorized in writing by the Disclosing Party.
        (c) The commitments set forth above will not extend to any portion of Information:
     (i) which is already known to the Receiving Party other than any member of Parent Group with respect to Information related to the Snacks Business or any member of the Wimbledon Group, or is information generally available to the public;
     (ii) which, hereafter, through no act on the part of the Receiving Party becomes generally available to the public;
     (iii) which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same, excluding Information provided to Acquiror by Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which was provided to Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated by any member of the Parent Group or any member of the Wimbledon Group or the Parent

Group and excluding Information provided to Wimbledon by Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which was provided to Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated by any member of the Acquiror Group; or
     (iv) which is required to be disclosed by Law, provided that the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party following the Receiving Party’s knowledge of such requirement in order to provide the Disclosing Party with an opportunity to prevent or limit such disclosure by seeking a protective order or other appropriate remedy at the sole expense of the Disclosing Party. The commitments set forth in this Section 4.12 will promptly and automatically terminate in their entirety upon the lapse of a period of three years from the Closing Date, except for Know How, which will lapse upon the later of (A) three years from the date of disclosure and (B) when such Information ceases to be Know How.
     4.13 Wimbledon Entities; Wimbledon Assets; Excluded Assets; Transition Period Assets. (a) Prior to the Closing, Parent will use its reasonable best efforts to identify all Wimbledon Assets held by Parent or any of its Affiliates. Parent will use its reasonable best efforts to provide Acquiror, as promptly as practicable after the date hereof, and in any event not more than 90 days after the date hereof, with (i) a final version of Schedule 1.5(a)(iv) to reflect the addition of any new entity formed in connection with, and in contemplation of, the Wimbledon Transfer, or the removal of any entity from the list of Wimbledon Entities as a result of such identification, which final Schedule will be deemed to be the definitive Schedule 1.5(a)(iv) for all purposes of this Agreement, (ii) schedules identifying or describing any Wimbledon Assets that are held as of such date by Parent or any of its Affiliates (other than the Wimbledon Entities) and that will be transferred to a Wimbledon Entity prior to the Closing (the “Pre-Closing Transferred Assets”), (iii) schedules identifying or describing any Direct Assignment Assets, and (iv) schedules identifying or setting forth any Excluded Assets that are held as of such date by the Wimbledon Entities and that will be transferred to Parent or its Affiliates (other than a Wimbledon Entity) prior to the Closing. The determination of the composition of Schedule 1.5(a)(iv), and the designation of any Wimbledon Asset as a Pre-Closing Transferred Asset or a Direct Assignment Asset will be made by Parent in good faith. In connection with the foregoing, Acquiror may notify Parent in writing within 60 days after the date hereof of any Tax or other objectives that Acquiror desires that Parent take into account in effecting the Wimbledon Transfer, and Parent will consider any such objectives in good faith and notify Acquiror as to whether Parent intends to implement the Wimbledon Transfer in a manner that is consistent with Acquiror’s objectives. Following receipt of such notification from Parent, Acquiror will have 15 days to notify Parent in writing of any additional Tax or other objectives that Acquiror desires that Parent take into account in effecting the Wimbledon Transfer, and Parent will consider such additional objectives in good faith and notify Acquiror as to whether Parent intends to implement the Wimbledon Transfer in a manner that is consistent with Acquiror’s additional objectives; provided, however, that nothing set forth herein, in the Transaction Agreement or in any Ancillary Agreement will be construed as obligating

Parent to implement any structuring proposals, objectives or other considerations proffered by Acquiror. Parent will pay all costs and expenses associated with the Asset and Liability transfers for the internal reorganization contemplated by this Agreement, including this Section 4.13(a); provided, however, for the avoidance of doubt and notwithstanding the foregoing, (A) the costs and expenses of splitting the Mechelen Site will be allocated as set forth in the Split Agreement, (B) Taxes will be allocated as set forth in the Tax Matters Agreement, (C) the TSA start-up fee will be determined as set forth in the TSA, and (D) any other express allocation reflected herein, in the Transaction Agreement or in any Ancillary Agreement will be allocated as set forth herein, in the Transaction Agreement or in such Ancillary Agreement.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, the Transaction Agreement, any of the Ancillary Agreements or any of the Wimbledon Credit Documents, Parent, in its sole discretion, will determine (i) the manner in which the Wimbledon Transfer is consummated, including whether a particular Wimbledon Asset is contributed directly to Wimbledon or another Wimbledon Group member or is included as an asset of an entity whose equity interests are contributed to Wimbledon, (ii) the Wimbledon Group member(s) that will be obligors under the Wimbledon Credit Facility, (iii) the use(s) of the Recapitalization Amount, including, whether the Recapitalization Amount, or any portion thereof, is distributed to Parent or is transferred to one or more Affiliates of Parent, and (iv) the reasonable allocation of the Wimbledon Group's aggregate fair market value among particular Wimbledon Assets or Wimbledon Entities, as the case may be (clauses (i)-(iv), collectively, the “Restructuring Plan”). Acquiror agrees to cause this Agreement, the Transaction Agreement and any of the Ancillary Agreements to be amended to the minimum extent necessary, as reasonably determined by the Chief Financial Officer of Parent, only to accurately reflect the specific elements of the Restructuring Plan as permitted by items (i) through (iv) in the immediately preceding sentence, provided, however, that (1) Parent will notify Acquiror, at reasonable intervals, regarding Parent's development of the Restructuring Plan, and (2) Acquiror is not required to agree to any amendments pursuant to the Restructuring Plan that would (x) alter any of the Wimbledon Assets or Wimbledon Liabilities comprising the Snacks Business, each of which will be owned, directly or indirectly, by Wimbledon at the time of the Distribution, (y) affect the ability of Parent to obtain the opinions contemplated by Section 5.03(e) and (f) of the Transaction Agreement or the ability of Acquiror to obtain the opinion contemplated by Section 5.02(e) of the Transaction Agreement, or (z) materially alter any terms of the Wimbledon Credit Documents. Acquiror also agrees that Parent may amend the Wimbledon Credit Documents to the minimum extent necessary only to accurately reflect the specific elements permitted by items (i) through (iv) of the Restructuring Plan. Acquiror will consider in good faith any other amendments to this Agreement, the Transaction Agreement or any of the Ancillary Agreements, as reasonably determined by the Chief Financial Officer of Parent, to the minimum extent necessary only to effect the restructuring of the Wimbledon Group and the Wimbledon Transfer, which, except as specified in the preceding sentences of this Section 4.13(b), will require the prior consent of each of Acquiror and Parent. For the avoidance of doubt, Acquiror acknowledges that changes to the Tax basis of any assets held by the Wimbledon Group as a result of the Restructuring Plan or other proposed amendments, other than such changes that, individually or in the aggregate, would result in the aggregate Tax basis of all such directly and indirectly held assets (exclusive of stock basis in entities held directly or indirectly by Wimbledon) to be less than $300 million as determined for U.S. federal income Tax purposes, do not constitute a basis to withhold consent for purposes of this Section 4.13(b).
          (c) Acquiror acknowledges and agrees that in the course of preparing for the implementation of the services contemplated by the TSA Parent may identify certain Assets included within the Wimbledon Assets (the “Transition Period Assets”), that are necessary or desirable for Parent to retain in order to provide the services contemplated by the TSA. At Parent’s request, Acquiror may elect to (i) allow Parent to retain possession of such Transition Period Asset during the term of the TSA solely for purposes of enabling Parent to satisfy its obligations under the TSA, in which case as soon as practicable following the expiration of the applicable services contemplated by the TSA, Parent will Convey such Transition Period Asset to Acquiror for no additional consideration or (ii) include any Transition Period Asset in the Wimbledon Assets at Closing (in which case Parent will not be required to provide any service under the TSA where it is not reasonably practicable to provide such service without such Transition Period Asset).
     4.14 Shared Contracts. (a) No later than 60 days following the date hereof, Parent will provide Acquiror with a list of third party providers to Parent of goods and services related to the manufacturing of the products of the Snacks Business that are not exclusive to the Snacks Business as well as distributors of both Snacks Business products and other Parent products. Parent will provide Acquiror with contact information for such third parties and use commercially reasonable efforts to introduce representatives of Acquiror to the Parent contacts at such third parties.
          (b) Prior to the Closing, Parent will use reasonable best efforts to obtain the consent (without charge to Acquiror) of any advertising agency or similar party to the assignment to Acquiror, as of the Effective Time, of the right to use previously created Snack Business advertising and promotional content.
     4.15 Covenant Not to Sue. From and after the Closing Date, Parent covenants that it will not sue, and it will ensure that none of its Affiliates will sue Acquiror or any of Acquiror’s Affiliates or direct or indirect customers, suppliers or distributors for Patent or Copyright infringement, or trade secret misappropriation based upon the manufacture, use, sale, offer for sale, research, development, marketing, importation or exportation of products related to the Snacks Business as it is conducted immediately prior to the Effective Time.
     4.16 Notification of Certain Matters; Schedule Updates. Prior to the Closing, Parent may deliver to Acquiror supplements or updates to the following schedules: Schedules 1.5(a)(i), 1.5(a)(iv), 1.5(a)(v), 1.5(a)(vi), 1.5(a)(vii), 1.5(a)(x), 1.5(a)(xii), 5.1, the attachment to Annex A to 5.3(a) (solely to reflect any jurisdictions to the extent that Schedule 5.1 is supplemented or updated) and Annex A to 5.3(e); provided, however, that no such supplement or update will be considered for purposes of determining whether the condition set forth in Section 5.02(c) of the Transaction Agreement has been satisfied. The Parties will cooperate to mutually agree on the final schedules attached to the forms of the TSA and the Facilities Agreement.
V. EMPLOYEE MATTERS
     5.1 Identification of Employees. Schedule 5.1 identifies each In-Scope Employee, Excluded In-Scope Employee, Double-Choice Employee, New Hire Employee and Retained Employee, as well as each such employee’s jurisdiction of employment, in all cases as determined by Parent in good faith based upon the information available to Parent as of the date of this Agreement; provided, however, that Parent may update Schedule 5.1 from time to time in order to maintain the accuracy of Schedule 5.1, including as a result of terminations, transfers, new hires and accidental or inadvertent errors or omissions. Notwithstanding anything to the contrary in this Agreement, the Transaction Agreement or any Ancillary Agreement, Parent may, in its sole discretion, cause the employment of any In-Scope Employee, Double-Choice Employee or New Hire Employee to be transferred to any entity within the Wimbledon Group at any time prior to the Closing in connection with the Restructuring Plan.
     5.2 Continuity of Employment. (a) Parent and Acquiror hereby acknowledge that it is in their mutual best interest for there to be continuity of employment by Wimbledon or its Subsidiaries (or Acquiror or its Affiliates) following the Closing Date with respect to (i) each In-Scope Employee, (ii) each New Hire Employee who accepts an offer of employment from the Wimbledon Group or the Acquiror Group as of the Closing, and (iii) each Double-Choice Employee who accepts an offer of employment from the Wimbledon Group or the Acquiror Group as of the Closing (in each case, other than any employee whose employment with Parent or its Affiliates terminated prior to the Closing) (collectively, “Wimbledon Employees”). At or prior to the Closing, Parent will transfer the employment of each In-Scope Employee to a member of the Wimbledon Group. Not less than 60 calendar days prior to the first day of the range of 2011 Target Dates, Acquiror will, or will cause one of its Affiliates to, make an offer of employment to each Double-Choice Employee and New Hire Employee; provided, however, that the Parties acknowledge that any Double-Choice Employee or New Hire Employee may elect not to accept any offer of employment from the Acquiror or its Affiliates (including the Wimbledon Group). To the extent permitted by applicable Law, any Double-Choice Employee or New Hire Employee who fails to accept an offer of employment from Acquiror or one of its Affiliates within 30 calendar days after the receipt of such offer from Acquiror will remain an employee of Parent or one of its Affiliates. Each Wimbledon Employee who continues employment or accepts employment with Acquiror or its Affiliates (including the Wimbledon Group) (the applicable entity, the “Employing Entity”) immediately following the Closing is referred to herein as a “Continuing Employee.” Each Continuing Employee who is based in the United States is referred to as a “US Continuing Employee,” and each Continuing Employee who is based outside of the United States is referred to as a “Non-US Continuing Employee.” Nothing herein will be construed as a representation or guarantee by Parent or any of its Affiliates that (A) some or all of the New Hire Employees and/or Double-Choice Employees will accept an offer of employment with

Acquiror or one of Acquiror’s Affiliates (including the Wimbledon Group) or (B) some or all of the Wimbledon Employees will become employed by or continue in employment with Acquiror or one of Acquiror’s Affiliates (including the Wimbledon Group) for any period of time; provided, however that, unless prohibited by applicable Law, in the event that an In-Scope Employee refuses employment with Acquiror (the terms and conditions of which employment are consistent with the provisions of Section 5.3), Parent will or will cause its Affiliates to terminate the employment of such employee with Parent and its Affiliates and; provided, further, however, that, notwithstanding Section 4.4, Parent will not hire any such employee for 12 months following such termination. Not less than 60 calendar days prior to the first day of the range of 2011 Target Dates, Acquiror will, or will cause one of its Affiliates to, present its terms and conditions of employment (including terms and conditions in respect of post-Closing compensation and benefits) to the Wimbledon Employees, which terms and conditions will be consistent with the provisions of Section 5.3. Acquiror will provide Parent with a reasonable opportunity to review its proposed terms and conditions and will not present any particular set of terms and conditions to any Wimbledon Employees without Parent’s written consent, which consent will not be unreasonably withheld, conditioned or delayed. Subject to applicable Law, Parent and Acquiror will reasonably cooperate in connection with the presentation of such terms and conditions of employment to the Wimbledon Employees, including with respect to the timing thereof.
          (b) Acquiror acknowledges and agrees that (i) certain of the Wimbledon Employees may be eligible for retirement or “special separation” benefits from Parent or its Affiliates as of the Closing under the terms and conditions of Parent’s general employment policies (the “Special Separation Benefits”), (ii) in connection with the Transactions, such Wimbledon Employees may retire from Parent or receive Special Separation Benefits (or both), (iii) Acquiror’s obligations set forth in this Section 5.2 with respect to the employment of the Wimbledon Employees from and after the Closing will not be affected by any Special Separation Benefits, (iv) any such Wimbledon Employee who accepts and continues employment with Acquiror or its Affiliates as of the Closing will be deemed to be a Continuing Employee, (v) any Special Separation Benefits will not be taken into consideration for purposes of determining comparability under Section 5.3 and (vi) Parent will retain all Liabilities (including employer Tax Liabilities, but Parent will not be liable for any Tax withholding except to the extent it is required to remit any such Tax withheld from any such Special Separation Benefits to the appropriate Governmental Authority associated with the Special Separation Benefits; provided, however, that nothing herein will be deemed to require Acquiror to assume any Tax Liabilities that are the sole responsibility of any Wimbledon Employee.
          (c) With respect to any Wimbledon Employee who is working in any country pursuant to a local visa or similar authorization as of the Closing, Acquiror and Parent will use their commercially reasonable efforts to allow such Wimbledon Employee to transfer to an Affiliate of Acquiror in such country as of the Closing. Notwithstanding anything to the contrary, to the extent that it can be accommodated in accordance with applicable Law, if such transfer measures are not completed as of the Closing, such Wimbledon Employee will remain an employee of Parent and its Affiliates and will not transfer employment to Acquiror or any of its Affiliates (including for these purposes any Wimbledon Group entity) until such transfer measures are completed (each, a “Delayed Transfer Employee”). Each such Delayed Transfer Employee will not be considered a Continuing Employee unless and until such transfer measures are completed prior to the second anniversary of the Closing. With respect to each such Delayed Transfer Employee, any references to the termination of any employment-related obligations of Parent or any of its Affiliates and the assumption or commencement of employment-related obligations by Acquiror and its Affiliates as of the Closing Date will be deemed to apply instead as of the date such transfer measures are completed.
          (d) Parent and Acquiror will, and will cause their respective Affiliates to, cooperate to identify and effect the transfer to Acquiror of any individuals retained as independent contractors whose employment is required to transfer to Acquiror or a Wimbledon Group entity as of the Closing pursuant to applicable Law.
     5.3 Terms of Employment. (a) As of the Closing, Acquiror will, or will cause one of Acquiror’s Affiliates to, provide to each Continuing Employee employment in a position at least comparable to that held by such Continuing Employee immediately before the Closing. Acquiror will, or will cause one of its Affiliates to, maintain such comparable employment with respect to each Continuing Employee during the two-year period that begins as of the Closing or such shorter period as such Continuing Employee remains an employee of an Employing Entity following the Closing (the “Continuation Period”). The Parties will take all actions necessary to effectuate the provisions of Schedule 5.3(a).
          (b) Welfare Plans. To the extent permitted by applicable Law, Acquiror will cause each benefit plan of Acquiror and its Affiliates in which any Continuing Employee participates that is a health or welfare benefit plan (collectively, “Acquiror Welfare Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations that were in effect with respect to such Continuing Employees as of the Closing Date under the corresponding Compensation And Benefit Plan, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Compensation And Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Acquiror Welfare Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date to the extent such employee had satisfied any similar limitation under the corresponding Compensation And Benefit Plan. In addition, to the extent that any Continuing Employee has begun a course of treatment with a physician or other service provider who is considered “in network” under a Compensation And Benefit Plan and such course of treatment is not completed prior to the Closing, Acquiror will use commercially reasonable efforts to arrange for transition care, whereby such Continuing Employee may complete the applicable course of treatment with the pre-Closing physician or other service provider at “in network” rates.
          (c) Flexible Spending Accounts. During the Continuation Period, Acquiror or one of Acquiror’s Affiliates will cover each US Continuing Employee who has elected to participate in a flexible spending account plan maintained by Parent or any of its Affiliates (“Parent’s FSA”) under a flexible spending account plan maintained by Acquiror or one of Acquiror’s Affiliates (“Acquiror’s FSA”) at the same level of coverage elected under Parent’s FSA. Each US Continuing Employee will be treated as if his participation in Acquiror’s FSA had been continuous from the beginning of the plan year under Parent’s FSA in which the Closing occurs and each existing salary reduction election will be taken into account for the remainder of the plan year under Acquiror’s FSA in which the Closing occurs, as if made under Acquiror’s FSA. Acquiror’s FSA will provide reimbursement for medical care expenses and dependent care expenses incurred by US Continuing Employees at any time during the plan year under Parent’s FSA in which the Closing occurs (including claims incurred before the Closing), up to the amount of such US Continuing Employees’ elections and reduced by amounts previously reimbursed by Parent’s FSA. Within 30 calendar days following the Closing Date, Parent will (i) provide to Acquiror an accounting of the amounts elected, deducted and paid in respect of claims under Parent’s FSA in respect of the US Continuing Employees during the plan year in which the Closing occurs and before the Closing and (ii) pay to Acquiror the net amount, if any, of the excess of the aggregate amount deducted over the aggregate amount paid in respect of claims under Parent’s FSA in respect of each US Continuing Employee during the plan year in which the Closing occurs.
          (d) Earned Vacation. Acquiror and Acquiror’s Affiliates will credit each Continuing Employee the amount of accrued and unpaid hours of vacation, personal hours or days earned and sick leave (together, the “Transferred Leave”) applicable to such Continuing Employee as of the Closing and Parent will provide to Acquiror as of the Closing Date a schedule indicating for each Continuing Employee the type and number of days of Transferred Leave. Acquiror and Acquiror’s Affiliates will ensure that such Transferred Leave is not subject to forfeiture to the same extent not subject to forfeiture under the policies of Parent and its Affiliates governing such Transferred Leave prior to the Closing and that such Transferred Leave does not count toward any maximum accrual amount under any plan, program or policy maintained by Acquiror or one of Acquiror’s Affiliates for the purpose of providing vacation, personal days or hours or sick leave.
          (e) Expatriate and Localized Employees. The Parties will take all actions necessary to effectuate the provisions of Schedule 5.3(e).
          (f) International Retirement Arrangements. Except as set forth on Schedule 5.3(f), effective as of the Closing Date each international retirement arrangement (a “Global IRA”) for any Continuing Employee will be terminated and Parent will be obligated to make a cash payment to each such Continuing Employee in an amount determined in accordance with the terms of the applicable Global IRA and will take all other actions that may be necessary in connection with such termination and Acquiror will not assume any Liabilities in respect of such Global IRAs.
          (g) Post-Continuation Period Benefits. Following the Continuation Period, Acquiror will, or will cause one of Acquiror’s Affiliates to, provide to each Continuing Employee then continuing in employment with Acquiror or its Affiliates employment on terms no less favorable in the aggregate than the terms of employment of similarly situated employees of Acquiror and its Affiliates.
          (h) Special Rules for Non-US Employees. Notwithstanding anything to the contrary herein, any Wimbledon Employee who is employed by a member of the Parent Group in a non-US jurisdiction immediately prior to the Closing, and who is required by applicable Law to transfer to a member of the Wimbledon Group in connection with the Transactions, will transfer automatically on the Closing Date to a member of the Wimbledon Group in accordance with such applicable Law. Notwithstanding anything to the contrary herein, the following terms will apply to all Non-US Continuing Employees:
               (i) To the extent that (A) the applicable Law of any jurisdiction, (B) any collective bargaining agreement or other agreement with a works council or economic committee, or (C) any employment agreement, would require Acquiror or its Affiliates (including the Wimbledon Entities) to provide any more favorable terms of employment to any Non-US Continuing Employee than those otherwise provided for by this Section 5.3 (or modify the period of time for which such standards are met), in connection with the sale of the Snacks Business to Acquiror, then Acquiror will, or will cause one of Acquiror’s Affiliates to provide such Non-US Continuing Employee with such more favorable term, and otherwise provide terms of employment in accordance with this Section 5.3.
               (ii) Acquiror and Parent agree that to the extent provided under the applicable Laws of certain foreign jurisdictions, (x) any employment agreements between Parent and its Affiliates, on the one hand, and any Non-US Continuing Employee, on the other hand, and (y) any collective bargaining agreements applicable to the Non-US Continuing Employees in such jurisdictions, will in each case have effect after the Closing as if originally made between Acquiror and the other parties to such employment agreement or collective bargaining agreement.
     5.4 Bonuses and Incentives. Parent will retain all obligations to the Wimbledon Employees, including Continuing Employees, with respect to the bonuses and incentives under Parent’s Short Term Achievement Reward (STAR) bonus program, Long-Term Incentive (LTI) program, Key Manager Stock Option Program and any other cash, annual, long-term, equity or similar incentive program in which the Continuing Employees participate for the plan year in which the Closing Date occurs that are attributable to the period prior to the Closing; provided, however, that, if requested by Parent, Acquiror will make all cash payments in respect of any such program so long as Parent transfers to Acquiror, as of the Closing, all amounts payable in respect of such cash obligations that are attributable to the period prior to the Closing and any associated Taxes payable by Acquiror in connection with such cash payments (but Parent will not be liable for any Tax withholding except to the extent it is required to remit any such Tax withheld from any such bonuses and incentives to the appropriate Governmental Authority); provided further, however, that nothing herein will be deemed to require Acquiror to assume any Tax Liabilities that are the sole responsibility of any Wimbledon Employee. Notwithstanding anything herein to the contrary, Acquiror is responsible for all Continuing Employee compensation (including the forms of compensation described in this Section 5.4) attributable to periods following the Closing.
     5.5 Credit for Service with Parent. Where applicable, Acquiror and Acquiror’s Affiliates will provide credit for each Continuing Employee’s length of service with Parent and its Affiliates for all purposes (including eligibility, vesting and benefit accrual) under each plan, program, policy or arrangement of Acquiror and Acquiror’s Affiliates to the same extent such service was recognized under a similar plan, program, policy or arrangement of Parent or any of its Affiliates, except that such prior service credit will not be required to the extent that it results in a duplication of benefits.
     5.6 COBRA and HIPAA; Workers’ Compensation. Effective as of the Closing, Acquiror and Acquiror’s Affiliates will assume and be responsible for (i) all Liabilities with respect to US Continuing Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws (other than with respect to an eligible Continuing Employee who elects coverage under a retiree medical plan of Parent or its Affiliates) and (ii) to the extent applicable, all workers’ compensation benefits payable to or on behalf of the US Continuing Employees.
     5.7 WARN Act. Acquiror will, and will cause Acquiror’s Affiliates to, provide any required notice under the Worker Adjustment and Retraining Notification Act or any other similar Law (the “WARN Act”) and to otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Continuing Employees (including as a result of the consummation of the Transactions) and occurring from and after the Closing. Acquiror will not, and will not permit any of Acquiror’s Affiliates to, take any action on or after the Closing Date that would cause any termination of employment by Parent or Parent’s Affiliates of any employees of the Snacks Business or the Wimbledon Group occurring prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act, or to create any Liability or penalty to Parent or any of its Affiliates for any employment terminations under applicable Law. Parent will notify Acquiror of any layoffs of any employees of the Snacks Business or the Wimbledon Group that occur during the 90-day period prior to the Closing.
     5.8 Administration, Employee Communications, Cooperation. (a) Following the date of this Agreement, Parent and Acquiror (and their Affiliates) will reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Article V, including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Non-US Continuing Employees are provided with the information required in order for proper consultation to take place and (ii) exchanging information and data, including reports prepared in connection with bonus plan participation and related data of Continuing Employees (other than individual bonus opportunities based on target bonus as a percentage of base salary), relating to workers’ compensation, employee benefits and employee benefit plan coverages, including information and data that is necessary to support or perform the compensation consultant process or that is otherwise reasonably requested in connection with the compensation consultant process (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments or employees of Parent and its Affiliates), making any and all required filings and notices, making any and all required communications with Wimbledon Employees and obtaining any Governmental Approvals required hereunder.
          (b) Between the date hereof and the Closing Date, any communications between Acquiror and any employees of Parent and its Affiliates regarding terms of employment, employee benefits or otherwise regarding employment with Acquiror will be conducted at the times and through processes approved by Parent, such approval not to be unreasonably withheld. Such processes will provide adequate access to the Wimbledon Employees and allow all reasonable means of communication with such employees by Acquiror and its Affiliates; provided, however, that any communications with Wimbledon Employees or any other employees of Parent or its Affiliates will be limited to (i) business operations and employee benefit matters relating to Wimbledon Employees, future organization design and staffing and (ii) the list (by name and/or title) of the Wimbledon Group management team previously provided by Parent to Acquiror; provided, however, that Parent may update such list from time to time in order to maintain the accuracy of such list, including as a result of terminations, transfers, new hires and accidental or inadvertent errors or omissions.
          (c) Without limiting Acquiror’s obligations under this Article V with respect to the Continuing Employees, this Article V will not (i) be treated as an amendment of, or undertaking to amend any employee benefit plan in which Acquiror’s employees participate, or (ii) prohibit Acquiror or any of its Affiliates (including the Wimbledon Group) from amending any employee benefit plan in which Acquiror’s employees participate.
VI. CONDITIONS TO THE WIMBLEDON TRANSFER
     The obligations of Parent to effect the Wimbledon Transfer pursuant to this Agreement will be subject to fulfillment (or waiver by Parent) at or prior to the Business Transfer Date of the following conditions: (a) each of the conditions to Parent’s obligation to effect the Closing of the transactions contemplated by the Transaction Agreement, as provided in Section 5.01 and Section 5.03 of the Transaction Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Closing) and (b) Acquiror shall have irrevocably confirmed to Parent in writing that each condition to Acquiror’s obligation to effect the Closing of the transactions contemplated by the Transaction Agreement, as provided in Section 5.01 and Section 5.02 of the Transaction Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Closing).
VII. MISCELLANEOUS
     7.1 Expenses. Except as otherwise provided in this Agreement, including Section 1.8(b), Section 3.2, Section 3.3, Section 4.3(e) and Section 4.5, the Transaction Agreement or any Ancillary Agreement, each Party will be responsible for the fees and expenses of the Parties as provided in Section 7.02 of the Transaction Agreement.
     7.2 Entire Agreement. This Agreement, the Transaction Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and no further force or effect, subject to the provisions of Section 6.03 of the Transaction Agreement.
     7.3 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, other than any choice of Law provisions thereof that would cause the Laws of another state to apply.
          (b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.
          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.3(c).
     7.4 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:
(i)	If to Parent:
The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202
Attn: Joseph Stegbauer,
                Associate General Counsel — Global Transactions
Facsimile: (513) 983-7635
Email: stegbauer.ja@pg.com
with a copy to (which will not constitute notice):

Jones Day
222 East 41st Street
New York, NY 10017
Attention: Robert A. Profusek
                Randi C. Lesnick
Facsimile: (212) 755-7306
(ii)	If to Acquiror:
Diamond Foods, Inc.
600 Montgomery Street, 17th Floor
San Francisco, CA 94111
Attn: Chief Financial Officer
Facsimile: (209) 933-6861
with a copy to (which will not constitute notice):
Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Attention: Douglas N. Cogen
                David K. Michaels
Facsimile: (415) 281-1350
or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 7.4. Any notice to Parent will be deemed notice to all members of the Parent Group, and any notice to Wimbledon will be deemed notice to all members of the Wimbledon Group.
     7.5 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.
     7.6 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
          (b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 7.6(a) and will be effective only to the extent in such writing specifically set forth.
     7.7 Termination. This Agreement will terminate without further action at any time before the Closing upon termination of the Transaction Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Transaction Agreement.
     7.8 No Third-Party Beneficiaries. Except for the provisions of Article III with respect to indemnification of Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Parent Group or the Wimbledon Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement; provided, however, that this Section 7.8 does not limit any rights of Parent pursuant to Section 5.3.
     7.9 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.
     7.10 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or Schedules hereto will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or Schedules hereto will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Agreement and the Ancillary Agreements, and in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Transaction Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.
     7.11 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.
     7.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.
     7.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.
     7.14 Dispute Resolution. (a) Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, the procedures set forth in this Section 7.14 will apply to any dispute, controversy or claim (a “Dispute”) (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (but specifically excluding the Transaction Agreement where any Disputes under the Transaction Agreement will be resolved pursuant to the terms thereof), between or among any member of the Party’s respective Group. Each of Acquiror and Wimbledon, on the one hand, and Parent, on the other hand, will have the right to refer any such Dispute for resolution to either the Chief Executive Officer or Chief Financial Officer of Acquiror or the Chief Financial Officer of Parent (or their designees) by delivering to the other Party a written notice of the referral (a “Dispute

Escalation Notice”). Following receipt of a Dispute Escalation Notice, each of the Parties will cause their respective officer or designee to negotiate in good faith to resolve the Dispute. If such officers or designees are unable to resolve the Dispute within 40 Business Days after the date of the Dispute Escalation Notice, either Party will have the right to begin mediation in accordance with Section 7.14(b) of this Agreement. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings or those in Section 7.14(b) below will be without prejudice to the legal position of a Party in any subsequent Action.
          (b) If the Dispute has not been resolved by the negotiation procedures as provided in Section 7.14(a) within 40 Business Days after delivery of the Dispute Escalation Notice, or if the Parties failed to meet within 40 Business Days after delivery, the Parties will endeavor to settle the Dispute by mediation administered by the Delaware Court of Chancery under 10 Del. C. Sec. 347 (commonly referred to as the “Mediation Only Program”); provided, however, that if the Dispute does not qualify for, or the Parties are not eligible to participate in, the Mediation Only Program, the Parties will endeavor to agree on an alternative mediating body to administer mediation of the Dispute under its Commercial Mediation Procedures, in which case the Parties will not be restricted in the identities of mediators that they may propose to utilize in the mediation. If the Dispute is not resolved in mediation (or if the Parties are unable to agree on a mediator pursuant to the proviso in the immediately preceding sentence), either Party will have the right to commence litigation in accordance with Section 7.3.
     7.15 Plan of Reorganization. This Agreement and the Transaction Agreement will constitute a “plan of reorganization” for the Transactions under Treasury Regulation Section 1.368-2(g). Pursuant to the plan of reorganization, (i) Parent will complete the Distribution and (ii) immediately following the Distribution, Wimbledon will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity, in each case, as described in, and subject to the conditions set forth in, the Transaction Agreement.
VIII. DEFINITIONS
     For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:
     “2011 Target Dates” has the meaning given to such term in the Transaction Agreement.
     “Acquiror” has the meaning set forth in the preamble.
     “Acquiror Group” means Acquiror and each of its Affiliates, including after the Closing, the Wimbledon Group.
     “Acquiror Stockholder Approval” has the meaning given to such term in the Transaction Agreement.

     “Acquiror Welfare Plans” has the meaning set forth in Section 5.3(b).
     “Acquiror’s FSA” has the meaning set forth in Section 5.3(c).
     “Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Agreement” has the meaning set forth in the preamble.
     “Ancillary Agreements” means the Tax Matters Agreement, the TSA, the Facilities Agreement, the Split Agreement and the Olestra Supply Agreement.
     “Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property; (iii) all inventories of materials, parts, raw materials, packing materials, supplies, work-in-process, goods in transit and finished goods and products; (iv) all Real Property Interests; (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person; (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts; (vii) all deposits, letters of credit and performance and surety bonds; (viii) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property; (ix) all software owned, licensed or used; (x) all employment records (except for any information relating to performance ratings or assessments of employees of Parent and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)); cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (xi) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables; (xii) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, demands and benefits of Parent, its Affiliates or any member of the Wimbledon Group under Contracts, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (xiii) all Governmental Approvals.
     “Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.
     “Business Transfer Date” has the meaning set forth in Section 2.1.
     “Business Transfer Time” has the meaning set forth in Section 2.1.
     “Claims Notice” has the meaning set forth in Section 3.5(b)(i).
     “Closing” has the meaning given to such term in the Transaction Agreement.
     “Closing Date” has the meaning given to such term in the Transaction Agreement.
     “Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.
     “Compensation And Benefit Plans” has the meaning given to such term in the Transaction Agreement.
     “Confidentiality Agreement” has the meaning given to such term in the Transaction Agreement.
     “Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third-parties.
     “Continuation Period” has the meaning set forth in Section 5.3(a).

     “Continuing Employee” has the meaning set forth in Section 5.2(a).
     “Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.
     “Convey” has the meaning set forth in Section 1.1. Variants of this term such as “Conveyance” will have correlative meanings.
     “Copyrights” has the meaning set forth in the definition of “Intellectual Property.”
     “Delayed Transfer Employee” has the meaning set forth in Section 5.2(c).
     “Direct Assignment Asset” means any Wimbledon Asset not owned as of the Closing Date by a Wimbledon Entity.
     “Direct Claims” has the meaning set forth in Section 3.5(a).
     “Disclosing Party” has the meaning set forth in Section 4.12(b)(i).
     “Dispute” has the meaning set forth in Section 7.14(a).
     “Dispute Escalation Notice” has the meaning set forth in Section 7.14(a).
     “Distribution” has the meaning given to such term in the Transaction Agreement.
     “Distribution Date” has the meaning given to such term in the Transaction Agreement.
     “Double-Choice Employees” means the employees of Parent or its Affiliates who transferred into (but were not hired into) the Snacks Business after September 28, 2010 but excluding any (a) plant technicians, (b) non-plant technician employees whose services are determined by Parent in good faith to be “essential” to the continuation of the operation of the Snacks Business (other than those employees whose services are covered by an Ancillary Agreement) and (c) New Hire Employees.
     “Effective Time” has the meaning given to such term in the Transaction Agreement.
     “Employing Entity” has the meaning set forth in Section 5.2(a).
     “Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

     “Environmental Laws” means all Laws of any Governmental Authority that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including Laws or any other binding legal obligation in effect now or in the future relating to the release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.
     “Excluded Assets” has the meaning set forth in Section 1.5(b).
     “Excluded In-Scope Employees” means the employees of Parent and its Affiliates identified as Excluded In-Scope Employees on Schedule 5.1.
     “Excluded IP Assets” means the Intellectual Property listed on Schedule 1.5(b)(ii), and any other Intellectual Property in or to which the Parent Group has any right, title or interest that is not an Included IP Asset.
     “Excluded Liabilities” has the meaning set forth in Section 1.6(b).
     “Facilities Agreement” has the meaning set forth in Section 2.2(a)(v).
     “Final Determination” has the meaning set forth in the Tax Matters Agreement.
     “Global IRA” has the meaning set forth in Section 5.3(f).
     “Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.
     “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.
     “Group” means the Parent Group, the Acquiror Group or the Wimbledon Group, as the context requires.
     “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws.
     “HSR Act” has the meaning given to such term in the Transaction Agreement.
     “In-Scope Employees” means those corporate, research and development, global business services, manufacturing, procurement, marketing, sales and other employees of Parent or its Affiliates who, as determined by Parent in good faith:
   (a) (i) (A) are working in a Parent’s Snacks Business cost center consistent with Parent’s past practices of assigning employees to cost center codes applied in the ordinary course, and (B) have devoted more than 50% of their working hours to the Snacks Business during the 12 months (or, if less than 12 months, the period of employment with Parent or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status);
        (ii) have devoted more than 50% of their working hours to the Snacks Business when they were providing core business capabilities during the 12 months (or, if less than 12 months, the period of employment with Parent or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status); or
        (iii) are required pursuant to applicable Law to transfer to Acquiror or its Affiliates (including the Wimbledon Group) in connection with the sale of the Snacks Business, in the case of clauses (i) and (ii), other than any Double-Choice Employee, any New Hire Employee or any Retained Employee (and, for the avoidance of doubt, other than any Excluded In-Scope Employee); or
   (b) notwithstanding anything to the contrary herein (including any other employee classifications), have devoted no more than 50% of their working hours to the Snacks Business during the 12 months (or, if less than 12 months, the period of employment with Parent or its Affiliates) immediately preceding the date of this Agreement (or, if such Person was on approved leave of absence, disability or long-term inactive status, immediately preceding the commencement of such leave of absence, disability or long-term inactive status), but whose services are determined by Parent in good faith to be “essential” to the continuation of the operation of the Snacks Business (except those employees whose services are covered by an Ancillary Agreement).
     “Included IP Assets” has the meaning set forth in Section 1.5(a)(vii).
     “Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article III or any other section of this Agreement or any Transaction Agreement.
     “Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article III or any other section of this Agreement or any Transaction Agreement.
     “Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.
     “Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof (collectively, “Patents”), (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (iii) published and unpublished works of authorship, whether copyrightable or not (including computer software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith (collectively, “Copyrights”), (iv) trade secrets and all other proprietary Information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof (collectively, “Know How”), (v) rights of privacy and publicity, and (vi) any and all other proprietary rights, and (vii) any and all other intellectual property under the Laws of any country throughout the world.
     “Intercompany Accounts” has the meaning set forth in Section 1.7(c).
     “Know How” has the meaning set forth in the definition of “Intellectual Property.”
     “Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.
     “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
     “Litigation Conditions” has the meaning set forth in Section 3.5(b)(ii).
     “Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees and expenses); provided, however, that (i) with respect to Direct Claims, “Losses” will not include attorneys’ fees or other arbitration or litigation expenses (including experts’ fees and administrative costs) incurred in connection with the prosecution of such Direct Claim under the provisions set forth in Article III or Article V and (ii) “Losses” will not include any punitive, exemplary, special similar damages, indirect damages or consequential damages that are not reasonably foreseeable, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.
     “Mechelen Facility” means the portion of the Mechelen Site used by the Snacks Business.
     “Mechelen Site” means the Parent’s facility located in Mechelen, Belgium and utilized in connection with Parent’s fabric care business and Snacks Business.
     “Mediation Only Program” has the meaning set forth in Section 7.14(b).
     “Merger Sub” has the meaning given to such term in the Transaction Agreement.
     “New Hire Employees” means the employees of Parent or its Affiliates who (a) were hired during the 12 months immediately preceding the date of this Agreement but excluding any (i) plant technicians or (ii) non-plant technician employees whose services are determined by Parent in good faith to be “essential” to the continuation of the operation of the Snacks Business (other than those employees whose services are covered by an Ancillary Agreement) and (b) requested an offer of employment from Acquiror or its Affiliates not later than 90 calendar days prior to the first day of the range of 2011 Target Dates.
     “Non-US Continuing Employee” has the meaning set forth in Section 5.2(a).
     “Non-Wimbledon Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Business Transfer Time by Parent, the Parent Subsidiaries, Wimbledon and the Wimbledon Subsidiaries, in each case that are not included in the Snacks Business.
     “Outsourced Equipment” means the copiers, application servers, network infrastructure, including the switches, routers, wireless access, racks, voice network infrastructure equipment, including PBX, handsets, telephones, voice mail system, voice over IP, volume and multifunction printers and other information technology equipment that is leased by Parent or one of its Affiliates from the Outsourcing Companies and exclusively used or held for exclusive use by the Wimbledon Business pursuant to the Outsourcing Agreements.
     “Outsourcing Agreements” means the Contracts with respect to the Outsourced Equipment, including those set forth on Schedule 8.1.
     “Outsourcing Companies” means the Hewlett-Packard Company, Xerox Corporation and British Telecommunications plc, and their respective Affiliates.

     “Parent” has the meaning set forth in the preamble.
     “Parent Cash Distribution” has the meaning given to such term in the Transaction Agreement.
     “Parent Guarantees” has the meaning set forth in Section 4.9.
     “Parent Group” means Parent and each of its Subsidiaries, but excluding any member of the Wimbledon Group.
     “Parent Indemnitees” means Parent, each member of the Parent Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such).
     “Parent Names and Marks” has the meaning set forth in Section 4.6(a).
     “Parent Transfer Documents” has the meaning set forth in Section 2.3
     “Parent’s FSA” has the meaning set forth in Section 5.3(c).
     “Parties” means Parent, Acquiror, Wimbledon and, for purposes of the obligations in Section 3.2, the Wimbledon Entities.
     “Patents” has the meaning set forth in the definition of “Intellectual Property.”
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.
     “Pre-Closing Transferred Assets” has the meaning set forth in Section 4.13(a).
     “Privileged Information” has the meaning set forth in Section 4.3(a).
     “Privileges” has the meaning set forth in Section 4.3(a).
     “Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.
     “Recapitalization Amount” has the meaning given to such term in the Transaction Agreement.
     “Receiving Party” has the meaning set forth in Section 4.12(b).
     “Reimbursed Auto Lease” has the meaning set forth in Section 4.11(b).
     “Restructuring Plan” has the meaning set forth in Section 4.13(b).

     “Retained Employees” means all employees of Parent or its Affiliates other than the Continuing Employees. For the avoidance of doubt, Retained Employees will include (i) the employees identified as Retained Employees on Schedule 5.1, (ii) the Excluded In-Scope Employees and (iii) any employee who would have been a New Hire Employee but for the fact that such employee did not request an offer of employment from Acquiror or its Affiliates.
     “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.
     “Senior Executive” means an employee of Acquiror, Wimbledon or any of their respective Subsidiaries, or as applicable, Parent or any of its Subsidiaries, whose annual base salary at the relevant time is $200,000 or more.
     “Shared Information” means (i) all Information provided by any member of the Wimbledon Group to a member of the Parent Group prior to the Business Transfer Time, (ii) any Information in the possession or under the control of such respective Group that relates to the operation of the Snacks Business prior to the Business Transfer Time and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement, the Transaction Agreement or any Ancillary Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Parent or Wimbledon, as the case may be, and (iii) any Information, that in the good faith judgment of Parent, is reasonably necessary for the conduct of the Snacks Business (except for any information relating to performance ratings or assessments of employees of Parent and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).
     “Snacks Business” means the sourcing, producing, marketing, selling, distributing and development of (i) potato snack-related products and services, including potato crisps of various flavors and product line extensions that feature different compositions and flavors, and (ii) cracker stick-related products and services. In construing the scope of the term “Snacks Business,” the “Snacks Business” will be deemed to encompass only the types and scope of activities conducted at the Business

Transfer Time in (A) the Snacks Division of the “Snacks and Pet Care” segment of Parent’s “Household Care” Global Business Unit or successor business division and/or unit, or (B) the Parent enterprises that are exclusively related to the sourcing, producing, marketing, selling, distributing and development of potato snack- and cracker stick-related products and services.
     “Snacks Business Pension Plan Assets” has the meaning set forth in Section 1.5(a)(xiv).
     “Snacks Business Pension Plans” means the pension plans contemplated by Schedule 1.5(a)(xiv).
     “Special Separation Benefits” has the meaning set forth in Section 5.2(b).
     “Split Agreement” means the agreement attached hereto as Exhibit D, duly executed by the members of the Parent Group and the Acquiror Group party thereto.
     “Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect at least a majority of the Board of Directors or other governing body or, (b) if there are no such voting interests, 50% or more of the equity interests therein.
     “Surviving Transaction Agreement Items” has the meaning set forth in the Transaction Agreement.
     “Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.
     “Tax Matters Agreement” has the meaning set forth in Section 2.2(a)(i). From and after the Business Transfer Time, the Tax Matters Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.
     “Tax Return” has the meaning set forth in the Tax Matters Agreement.
     “Third-Party Claim” has the meaning set forth in Section 3.5(b)(i).
     “Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
     “Transaction Agreement” has the meaning set forth in the recitals of the Agreement.
     “Transactions” has the meaning given to such term in the Transaction Agreement.
     “Transfer Documents” has the meaning set forth in Section 2.4.
     “Transferred Leave” has the meaning set forth in Section 5.3(d).

     “Transition Period Assets” has the meaning set forth in Section 4.13(c).
     “TSA” has the meaning set forth in Section 2.2(a)(ii). From and after the Business Transfer Time, the TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.
     “US Continuing Employee” has the meaning set forth in Section 5.2(a).
     “WARN Act” has the meaning set forth in Section 5.7.
     “Wimbledon” has the meaning set forth in the preamble.
     “Wimbledon Assets” has the meaning set forth in Section 1.5(a).
     “Wimbledon Balance Sheet” means the Wimbledon balance sheet delivered as part of the Audited Financial Statements pursuant to Section 4.05 of the Transaction Agreement.
     “Wimbledon Books and Records” has the meaning set forth in Section 1.5(a)(viii).
     “Wimbledon Business” means the Snacks Business and also, with respect to events that take place after the Business Transfer Time, the Snacks Business as it is operated by the Acquiror Group after the Business Transfer Time, including any new activities, expansions, or other modifications made by the Acquiror Group in the types and scope of activities conducted at (i) the Business Transfer Time in the Snacks Division of the “Snacks, Beverages and Pet Care” segment of Parent’s “Household Care” Global Business Unit and (ii) the Parent enterprises that are exclusively related to the sourcing, producing, marketing, selling, distributing and development of potato snack- and cracker stick-related products and services.
     “Wimbledon Common Stock” has the meaning set forth in the recitals.
     “Wimbledon Contracts” means the following Contracts to which Parent, Wimbledon or any member of their respective Groups is a Party or by which it or any of its Assets is bound, except for any such Contract that is explicitly retained by Parent or any member of the Parent Group pursuant to any provision of this Agreement or any Ancillary Agreement: (i) any Contract identified on Schedule 1.5(a)(v), and (ii) any other Contract that is exclusively related to the Snacks Business.
     “Wimbledon Credit Documents” has the meaning given to such term in the Transaction Agreement.
     “Wimbledon Credit Facility” has the meaning given to such term in the Transaction Agreement.
     “Wimbledon Employees” has the meaning set forth in Section 5.2(a).

     “Wimbledon Entities” has the meaning set forth in Section 1.5(a)(iv).
     “Wimbledon Entity Interests” has the meaning set forth in Section 1.5(a)(iv).
     “Wimbledon Facilities” has the meaning set forth in Section 1.5(a)(iii).
     “Wimbledon Governmental Approvals” has the meaning set forth in Section 1.5(a)(vi).
     “Wimbledon Group” means Wimbledon and each of its Subsidiaries. Each of the Wimbledon Entities will be deemed to be members of the Wimbledon Group as of the Business Transfer Time.
     “Wimbledon Indemnitees” means Wimbledon, each member of the Wimbledon Group, Acquiror (from and after the Business Transfer Time), and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Wimbledon Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.
     “Wimbledon Information” has the meaning set forth in Section 4.3(c).
     “Wimbledon Inventory” has the meaning set forth in Section 1.5(a)(ii).
     “Wimbledon Liabilities” has the meaning set forth in Section 1.6(a).
     “Wimbledon Software” has the meaning set forth in Section 1.5(a)(x).
     “Wimbledon Transfer” means the transfer of the Wimbledon Assets and Wimbledon Liabilities as provided in Section 1.1 and Section 1.2.
     “Wimbledon Transfer Documents” has the meaning set forth in Section 2.4.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

THE PROCTER & GAMBLE COMPANY

By:	/s/ Teri L. List
Name:	Teri L. List
Title:	Senior Vice President and Treasurer

THE WIMBLE COMPANY

By: Name:	/s/ Joseph A. Stegbauer Joseph A. Stegbauer
Title:	President

DIAMOND FOODS, INC.

By: Name:	/s/ Steven M. Neil Steven M. Neil
Title:	Executive Vice President and Chief
Financial and Administrative Officer
[Signature Page to the Separation Agreement]